FORM F-4/A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ASIA PROPERTIES INVESTMENTS, INC.
             (Exact name of registrant as specified in its charter)

                                 Not applicable
                 (Translation of registrant's name into English)

British Virgin Islands                     6512; 6513                             98-0228537
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification Number)
incorporation or organization)    Classification Code Number)

                        ASIA PROPERTIES INVESTMENTS, INC.
                               86/14 Sukhumvit 31
                            Bangkok 10110, Thailand
                                (66-2) 260-3197

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Daniel S. McKinney, 114 Magnolia Street, Suite 400-115, Bellingham, Washington
                                      98225
                                 (360) 392-2841
  (Name, address, including Zip Code, and telephone number, including area code, of
                               agent for service)
                               ___________________

                                   COPIES TO:

                                William F. Doran
                           1717 E Bell Road, Suite 1
                             Phoenix, Arizona 85022

                               ___________________


     Approximate date of commencement of proposed sale to public: The Registrant was not intent to propose sales of additional shares to the present time. As there is no current market for the capital shares of Asia Properties Investments, Inc. after the reincorporation.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [No] ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [No] ________________

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                         Proposed      Proposed
   Title of each                         Maximum        Maximum        Amount of
class of securities   Amount to be   offering price    aggregate    registration
 to be registered    registered (1)   per share(2)  offering price(3)    fee(4)
------------------- ---------------  -------------  --------------   -----------

Capital shares,       6,492,782          $0.25        $1,623,196          $0.00
$0.001 par value        shares
================================================================================

(1) This registration statement reflects actual commons shares authorized an outstanding. It does not cover an additional shares which may be issued in accordance with Rule 416. The Registrant does not intent to sell additional shares.

(2) The proposed maximum offering price is estimated solely for the purposes of determining the registration fee and calculated pursuant to Rule 457
     (f)(1). There is no current trading market for the capital shares of the registrant, which was formed solely to reincorporate Asia Properties, Inc., a Nevada corporation, as a British Virgin Islands company. The sale price for Asia Properties common stock of $0.25 per share as reported in the pink sheets during the second quarter of 2001,was used for the estimate. Bid and asked prices for Asia Properties common stock are not readily available.

(3)  Calculated  under  Section  6(b)  of  the  Securities  Act  as  .000264  of
     $1,623,196.

(4) $7,829.49 previously paid with original filing and first amendment. No additional fee is needed for this amendment.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   [SUBJECT TO COMPLETION, DATED June 6, 2001]
                        ASIA PROPERTIES INVESTMENTS,INC.

                                   PROSPECTUS

     This prospectus is for the issuance of Asia Properties Investments, Inc. (hereafter referred to as "Asia Properties Investments") capital shares to the shareholders of Asia Properties, Inc. (hereafter referred to as "Asia Properties"). The purpose of this issuance is to reincorporate Asia Properties from a existing Nevada corporation to a British Virgin Islands company, through the merger of Asia Properties into Asia Properties Investments. Asia Properties Investments, a British Virgin Islands company, is formed by Asia Properties for the reincorporation of Asia Properties. Asia Properties Investments and does not have any significant assets or operations. Asia Properties is a development stage company formed as a Nevada corporation to invest in real estate in Southeast Asia.

     In the reincorporation, shares of Asia Properties common stock will automatically convert into Asia Properties Investments capital shares on a one-share-for-one-share basis, and Asia Properties Investments will issue to the shareholders of Asia Properties a total of 6,492,782 capital shares. Asia

Properties common stock is quoted in the pink sheets under the symbol "ASPZ." Asia Properties Investments expects that after the reincorporation its shares will be quoted in the pink sheets.

                                        Daniel S. McKinney
                                        President
                                        Asia Properties Investments, Inc.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10.

     NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This prospectus is dated June 6, 2001.
                                 TABLE OF CONTENTS

Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Cautionary  Information  about  Forward-Looking  Statements . . . . . . . . . 13
The  Reincorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Background  and  Reasons  for  the  Reincorporation . . . . . . . . . . .14
     The  Reincorporation  Merger  Agreement . . . . . . . . . . . . . . . . .15
     Shareholder  Approval  of  the  Reincorporation . . . . . . . . . . . . .15
     Timing  of  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Rights  of  Dissenting  Shareholders . . . . . . . . . . . . . . . . . . 15
     Exchange  of  Share  Certificates . . . . . . . . . . . . . . . . . . . .17
     Expected  Trading  Market  for  Shares  After  the Reincorporation . . . 17
     Interests  of  Insiders  in  the  Reincorporation . . . . . . . . . . . .18
     Comparison of British Virgin Islands and Nevada Corporate Laws and
          Asia Properties Investments and Asia Properties Shareholder Rights .18
     Tax  Consequences  of  the  Reincorporation . . . . . . . . . . . . . . .24
     Accounting  Treatment  of  the  Reincorporation . . . . . . . . . . . . .25
     U.S.  Federal  Securities  Laws  Consequences . . . . . . . . . . . . . .25
Asia  Properties  Investments, Inc.. . . . . . . . . . . . . . . . . . . . . .26
     Business  of  Asia  Properties  Investments . . . . . . . . . . . . . . .26
     Legal  Proceedings  of  Asia  Properties  Investments . . . . . . . .  . 26
     Description  of  Asia  Properties  Investments  Capital  Shares . . . . .26
     Asia  Properties  Investments Management's Discussion and Analysis
          of  Financial  Condition  and  Results  of  Operations . . . . . . .27
     Quantitative  and  Qualitative  Disclosures  About  Market  Risk . . . . 27
     Management  of  Asia  Properties  Investments . . . . . . . . . . . . . .27
     Compensation of Asia Properties Investments Officers and Directors . . . 29
Asia  Properties, Inc . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     Business  of  Asia  Properties . . . . . . . . . . . . . . . . . . . . . 29
     Properties  of  Asia  Properties . . . . . . . . . . . . . . . . . . . . 29
     Legal  Proceedings  of  Asia  Properties . . . . . . . . . . . . . . . . 30
     Market Price and Dividends on Asia Properties Common Stock . . . . . . . 30
     Selected  Financial  Data  of  Asia  Properties Investments . . . . . . .31
     Asia  Properties Investments Management's  Discussion  and  Analysis
          of  Financial  Condition  and  Results  of  Operations . . . . . . .32
      Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . .  32
     Quantitative  and  Qualitative  Disclosures  About  Market Risk . . . . .35
     Management  of  Asia  Properties Investments. . . . . . . . . . . . .  . 35
     Compensation  of  Asia  Properties Investments Officers  and  Directors  36
     Interest of Management in Asia Properties Investments Transactions 36 Stock Ownership by Asia Properties Investments - Management and
      Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . . . .39
Where  You  Can  Find  More  Information . . . . . . . . . . . . . . . . . . .41
Reports  to  Security  Holders . . . . . . . . . . . . . . . . . . . . . . .  41
Legal  Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
SEC  Position  on  Indemnification  for  Securities  Act Liabilities . . . . .42
Enforcement  of  Civil  Liabilities  Against  Foreign  Persons . . . . . . . .43
Index  to  Financial  Statements . . . . . . . . . . . . . . . . . . .  . .  F-1

Annexes
Annex A - Sections 92A.300 to 92A.500 of the Nevada General Corporation Law .A-1
Annex  B  -  Demand  Notice  to  Assert  Dissenters'  Rights . . . . . . . . B-1

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document to fully understand:

    - the reincorporation of Asia Properties, Inc. (hereafter referred as "Asia Properties") from a Nevada corporation to a British Virgin Islands company through the merger of Asia Properties into Asia Properties Investments, Inc. (hereafter referred as "Asia Properties Investments") and the issuance of Asia Properties Investments capital shares to the Asia Properties shareholders.

     In addition, see  "Where You Can Find More Information" on page 41.

The   Registrant   name  and  address  and  the   telephone   number  after  the
reincorporation is:

          Asia Properties Investments, Inc.
          86/14 Sukhumvit 31
          Bangkok 10110, Thailand
          Telephone: (66-2) 260-3197

     Asia  Properties  Investments is a British  Virgin  Islands  company formed solely to  accomplish  the  reincorporation  of Asia  Properties  into a British
Virgin Islands company. Asia Properties Investments does not have any significant assets or operations.

The company name, address and the telephone number before the reincorporation is:

          Asia Properties, Inc.
          86/14 Sukhumvit 31
          Bangkok 10110, Thailand
          Telephone: (66-2) 260-3197

     Asia Properties is a development stage company that was formed primarily to acquire commercial and residential real estate in Southeast Asia. Asia Properties after the reincorporation change its name to Asia Properties Investments plans to:

    -     acquire,   manage  and   develop   income-producing   commercial   and
          residential real estate as suitable opportunities arise,

    -     provide  consulting  services for  international  schools in Southeast
          Asia, and

    -     acquire real estate for long-term capital gain.

     Asia Properties Investments which is the serving company, after the reincorporation and change its name to Asia Properties Investments plans to eventually generate revenues from:

    -     rental income from properties it acquires,

    -     management and consulting income, and

    - anticipated appreciation of real estate values in Southeast Asia commercial and residential real estate markets.

     Asia Properties has not yet acquired any properties or earned any revenues from its planned operations and as of December 31, 2000. The efforts to purchase a Thailand real estate company - Northbridge Communities Limited (NCL) has been terminated on November 2o, 2000. Consequently, all NCL related activities have been deleted in the current F-4 filing. It had an accumulated deficit from operations of $(1,050,270). (SEC comment #25) Asia Properties after reincrporation of its name to Asia Properties Investments expects that once properties are acquired it will incur real estate acquisition and carrying costs, as well as related management and development costs.

     Asia Properties, Investments does not currently have a planned time frame for :

    -     acquiring properties,

    -     receiving revenues,

    -     liquidating assets, or

    -     incurring costs.

     After the reincorporation, Asia Properties Investments will continue its acquisition of real estate in Southeast Asia, via stock swaps, and gradually to build up its revenue stream.

     Asia Properties Investments will attempt to acquire income-producing real property in Southeast Asia. Asia Properties Investments cannot assure you that it will be able to obtain the necessary financing to do so or will be able to acquire properties with sufficient revenue streams or at prices that will allow Asia Properties Investments to become profitable.

THE REINCORPORATION (SEE The Reincorporation on PAGE 14)

     Asia Properties was reincorporated from a Nevada corporation to a British Virgin Islands company through a mergers into Asia Properties Investments. As the reincorporation is completed:

    - each outstanding share of Asia Properties common stock will automatically convert into one Asia Properties Investments capital share and the Asia Properties shareholders will become the shareholders of Asia Properties Investments,

    - Asia Properties Investments will issue to the shareholders of Asia Properties a total of 6,492,782 capital shares,

    -     the name of the surviving company "Asia Properties Investments, Inc.,"

    - the Asia Properties memorandum of association and articles of association in effect immediately before the reincorporation will is the charter and bylaws Asia Properties Investments of the surviving company, and

    - the directors and officers of Asia Properties immediately before the reincorporation continue as the Asia Properties Investments directors and officers.

     As the intended merger with Northbridge Communities Limited (NCL), a Thailand real company has been terminated on November 20, 2000. As a result of the failure of acquisition NCL and deletion of NCL related activities, the reincoporation of Asia Properties into Asia Properties Investments, a British Virgin Islands Company, become a simple statement of change of beneficial ownership of the securities. In addition, the registrant does not intend to sale any of its shares in the future to raise money, as no current capital market exist for Asia Properties Investments' capital shares.


(SEC  comments #1, #2, #3, #4, #5, #6, #7, #8, #9, #10, #11, #12, #13, #14, #15,
#16, #17, #18, #19, #20, #21 and #22)

     Dissenting Shareholder Rights (see page 15)

     Under Nevada law, you have dissenting shareholder rights in connection with the reincorporation. Asia Properties shareholders who dissent to the reincorporation has a right to obtain in cash the fair value of their shares of Asia Properties common stock in lieu of Asia Properties Investments capital shares in the reincorporation.

     To exercise dissenting shareholder rights you must by June 31, 2001, submit the following items to the Asia Properties stock transfer agent:


    - a properly completed and signed demand notice to assert dissenter's rights in the form attached to this prospectus as Annex B, and

    -     your fully endorsed Asia Properties stock certificates.

     The address of the Asia Properties stock transfer agent to which these items must be sent is:

          Computershare Investor Services, Inc.
          12039 West Alameda Parkway, Suite Z-2
          Lakewood, Colorado 80228

With a copy to:

Dan Mckinney
114 Magnolia Street,
Suite 400-115,
Bellingham, Washington 98225

If you do not follow these instructions you will not be entitled to payment for your shares under Nevada law. You can find a more detailed discussion of the dissenting shareholder rights and your obligations if you do not exercise those rights beginning on page 15.


The material procedures a shareholder must follow to exercise dissenting shareholder rights are described above. However, this summary is not a complete statement of the procedures that must be followed by dissenting shareholders who seek payment of the fair value of their shares of Asia Properties common stock. Nevada law establishes the procedures to be followed and failure to do so may result in loss of the dissenters' rights. Therefore, if you desire to exercise dissenters' rights, you should carefully read and comply with the provisions of the Nevada dissenters' rights statute, the full text of which is attached to this prospectus as Annex A, and consult your legal advisor.

     Reasons for the Reincorporation

     Asia Properties believes that the reincorporation into the British Virgin Islands should allow it to benefit from reduced corporate income taxes. In addition, Asia Properties believes the reincorporation should allow it to raise additional capital from foreign investors because British Virgin Islands law provides more favorable tax treatment of dividends to foreign investors. The Asia Properties board of directors considered that a British Virgin Islands company may be viewed as less regulated than a Nevada corporation, but determined that these benefits outweighed any potential detriment.

     Material Income Tax Consequences of the Reincorporation (see page 24)

     The U.S. shareholders of Asia Properties will not be required to pay income tax on any gain on their shares in the reincorporation. Asia Properties will be required to recognize gain for U.S. federal income tax purposes to the extent the fair market value of any of its assets exceeds its adjusted basis. Since substantially all of the assets of Asia Properties consist of cash, Asia Properties expects that little if any gain should be recognized.

     The shareholders of Asia Properties Investments who are not residents of the British Virgin Islands are exempt from British Virgin Islands income and withholding tax on dividends paid by Asia Properties Investments. Holders of Asia Properties Investments capital shares will not be liable for British Virgin Islands income tax on gains from the sale of Asia Properties Investments capital shares.

     Shareholder Approval of the Reincorporation

     Your vote or consent is not required to approve the reincorporation. The executive officers and directors of Asia Properties and their affiliates beneficially own a total of 64.3% of the outstanding shares of Asia Properties common stock and have approved the reincorporation by written shareholder consent. They did not consent under a voting agreement but were informally asked for their consent as shareholders. Under Nevada corporate law Asia Properties is not required to hold a formal shareholder meeting to vote on the reincorporation or send you any notice of vote or consent except as related to notice of dissenter's rights.

     Regulatory Requirements for the Reincorporation

     The reincorporation is not subject to any regulatory requirements other than U.S. federal securities laws. Asia Properties Investments has filed with the SEC a registration statement which includes this prospectus to comply with those requirements.

     Comparison of Nevada and British Virgin Islands Law (see page 18)

     There are differences between the rights of shareholders under Nevada law and British Virgin Islands law. For example, under Nevada law any person who has been a shareholder of record for at least six months is entitled to review Asia Properties' shareholder list. Under British Virgin Islands law, Asia Properties Investments may refuse a shareholder's request to view its shareholder list if the board of directors determines it is in Asia Properties Investments' best interest to refuse such a request. The shareholder must then apply for a court order to allow inspection. Under British Virgin Islands law the directors of Asia Properties Investments will also be able to amend the memorandum and articles of association without the shareholder approval Nevada law requires. In addition, there are differences between Asia Properties' certificate of incorporation and by-laws and Asia Properties' memorandum of association. (SEC comment #4)

     Accounting Treatment of the Reincorporation

     The reincorporation will be accounted for at historical cost in a manner similar to a pooling of interests.

     Expected Trading Market for Shares After the Reincorporation

     Asia Properties common stock currently trades in the over the counter market and is quoted in the pink sheets under the symbol "ASPZ". On May 10, 2001, the latest practicable full trading day before the printing of this prospectus, the high bid price of Asia Properties common stock was $1.50, and the low bid price was $0.50.

     There will not be any public trading market for Asia Properties Investments capital shares before the reincorporation is completed. Asia Properties Investments expects that after the reincorporation Asia Properties Investments capital shares will trade in the over the counter market and be quoted in the pink sheets.(SEC comment #8, #9, #10)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA (SEC comment #40)

     The following selected unaudited pro forma combined financial data for Asia Properties Investments, the registrant, has been presented from the unaudited pro forma combined financial statements of Asia Properties (See Page 9) included in this prospectus, which give effect to the reincorporation. The pro forma financial data of Asia Properties Investments would be identical to the financial data of Asia Properties, since Asia Properties Investments does not begin its business operations, does not have any assets, liabilities or operational activities.


     Unaudited pro forma combined financial data for Asia Properties Investments

                                       Three Months
                                           Ended                  Year Ended
                                      March 31, 2001           December 31, 2000
                                       ----------------      -------------------
1.    Income                            $           0        $                 0
2.    Operating loss-accumulative       $   (1,050,320)      $        (1,050,270)
3.    Net loss - accumulative           $   (1,050,320)      $        (1,050,270)
4.    Loss per share                    $        (0.16)      $             (0.16)
5.    Cash dividends per share          $             -      $                 -
6.    Weighted average shares
7.      outstanding                          6,492,782                 6,492,782
8.    Net Loss per share                $       $(0.01)      $            $(0.03)
      (SEC Comment #68)

                                       March 31, 2001
                                      ----------------
1.    Cash and cash equivalents        $           83
2.    Working capital deficit          $      (83,492)
3.    Total assets                     $       24,013
4.    Long-term liabilities            $      145,281
5.    Stockholders' equity             $     (121,268)

COMPARATIVE  PER  SHARE  DATA (SEC comment #41, #42)

     The following table presents comparative per share data for Asia Properties on a historical basis, to reflect under the purchase method of accounting for business combinations.

                                               Three Months
                                                   Ended            Year Ended
                                             March 31, 2001    December 31, 2000
                                            ----------------  ------------------
Net loss per share
     Asia Properties historical
          Basic                                     ($0.01)              ($0.03)
          Diluted                                   ($0.01)              ($0.03)
     Asia Properties Investments historical
          Basic                                     ($0.01)              ($0.00)
          Diluted                                   ($0.01)              ($0.00)

     Asia Properties / Asia Properties Investments
     pro forma combined
           Basic                                    ($0.01)              ($0.03)
           Diluted                                  ($0.01)              ($0.03)

Cash dividends per share
     Asia Properties historical                     $     -            $       -
     Asia Properties Investments historical         $     -            $       -
     Asia Properties/ Asia Properties Investments
     pro forma combined                             $     -            $       -

                                                  March 31, 2001
                                                 ----------------
Book value per share
     Asia Properties historical                     $(0.02)
     Asia Properties Investments historical         $ 0.00
     Asia Properties/ Asia Properties Investments
           pro forma combined                       $(0.02)

                                  RISK FACTORS


     In addition to the other information contained in this document, the following matters should be considered carefully.

THERE IS SUBSTANTIAL DOUBT ABOUT ASIA PROPERTIES' ABILITY TO CONTINUE AS A GOING CONCERN.

     Asia Properties Investments intends to continue Asia Properties' business after the reincorporation is completed. However, Asia Properties is a development stage company that has suffered recurring losses from operations. As of December 31, 2000, Asia Properties had an accumulated deficit of $1,050,270. As of March 31, 2001, the accumulated deficit was $1,050,320. The independent audit report for the Asia Properties audited financial statements included in their prospectus contains a separate paragraph about Asia Properties' ability to continue as a going concern. Asia Properties does not currently have enough cash to continue operations. Its cash needs are being satisfied through loans from its current management and shareholders. Asia Properties ability to continue as a going concern is dependent upon obtaining additional capital from new investors or continuing to receive capital from its existing shareholders. We cannot assure you that Asia Properties will be able to obtain such capital.

THE REINCORPORATION INTO A BRITISH VIRGIN ISLANDS COMPANY MAY MATERIALLY AFFECT SHAREHOLDERS' RIGHTS.

     Asia Properties Investments was formed solely to accomplish the reincorporation of Asia Properties into a British Virgin Islands Company. British Virgin Islands law may be materially different than Nevada law, under which Asia Properties is currently incorporated. The majority shareholders of Asia Properties currently own 66.0% of the outstanding shares of Asia Properties and will own that same percentage of outstanding Asia Properties Investments capital shares immediately after the reincorporation. We cannot assure you that the differences between British Virgin Islands law and Nevada law will not materially affect the interests of the minority shareholders of Asia Properties Investments.

ASIA PROPERTIES INVESTMENTS MUST OBTAIN ADDITIONAL FINANCING OR CURTAIL OUR OPERATIONAL PLANS.

     Asia Properties Investments anticipates that it will acquire real estate interests in Southeast Asia for income-producing purposes and for long-term capital gain. Asia Properties Investments does not currently own any real estate properties. We anticipate that the acquisition of real estate properties will require a substantial amount of new capital. We currently do not have any current binding commitments for, or readily available sources of, additional financing. If we do not obtain additional financing we will be forced to curtail our future operational and expansion plans. We cannot assure you that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.


THE ASIA PROPERTIES INVESTMENTS DIRECTORS AND EXECUTIVE OFFICERS WILL POSSESS SIGNIFICANT CONTROL OVER ASIA PROPERTIES INVESTMENTS DUE TO THEIR OWNERSHIP OF ASIA PROPERTIES INVESTMENTS CAPITAL SHARES.

     The Asia  Properties  Investments'  directors and  executive  officers will beneficially own approximately 36.2% of the Asia Properties Investments outstanding capital shares immediately after the reincorporation. Those officers and directors will, as a result of their share ownership, be in a position to significantly control Asia Properties Investments' corporate actions.

ASIA PROPERTIES INVESTMENTS' OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY THE STATUS OF THE SOUTHEAST ASIAN ECONOMY.

     Although Southeast Asia's economy has been characterized in the past decade by high growth rates, in 1996 and particularly in 1997, economic growth slowed significantly in relation to historical levels. In late 1997 and throughout 1998, Southeast Asia experienced significant economic weakness, resulting primarily from declines in the property and finance industries, a sharp reduction in financial liquidity and a general deterioration in investor confidence. Inflation in countries of Southeast Asia has increased and interest rates have remained high in the region. We can not assure you that this significant economic weakness will not continue or materially worsen. Moreover, all of these factors are beyond Asia Properties' control.

     Declines in the property and finance industries may significant depress real estate prices, including those prices at which we intend to sell or lease properties we develop, which may prevent us from generating sufficient revenues to become profitable. Rising interest rates may prevent consumers from financing the purchase of properties we develop, and a deterioration in investor confidence may decrease demand overall for the properties we plan to develop. We cannot assure you that if these economic characteristics continue we will be able to generate sufficient revenues to become profitable or to continue our plan of operations.

(The whole section of "Our Results of Operations after the acquisition of Northbridge Communities will be affected by risks associated with the exchange rate fluctuations of the Thailand Baht and other Southeast Asian currencies" has been deleted) (SEC comment #11, #15)

(The whole section of "Nicholas St. Johnston and Daniel Mckinney have an interest in the acquisition of Northbridge Communities" has been deleted) (SEC comment #12, #13, #16)



TRADING OF ASIA PROPERTIES INVESTMENTS CAPITAL SHARES MAY BE INACTIVE.

     Although Asia Properties Investments capital shares will be publicly held after the reincorporation, there may not be an active trading market for our capital shares based on the historical trading volumes for Asia Properties common stock. To the extent that there is trading in our capital shares, our capital shares will trade in the over-the-counter market and will be quoted in the pink sheets. Our capital shares will not be quoted on Nasdaq or any exchange immediately after the reincorporation. You should assume that even with the pink sheet quotations of our capital shares, there will be an extremely limited trading market and very little liquidity for our capital shares. We cannot assure you that if an active trading market for our capital shares develops it can be maintained.



THE INITIAL TRADING MARKET FOR ASIA PROPERTIES INVESTMENTS CAPITAL SHARES WILL BE LIMITED DUE TO THE APPLICABLE SEC "PENNY STOCK" REGULATIONS.

     The SEC's penny stock regulations will apply to our capital shares. Penny stocks generally are equity securities with a price of less than $5.00 which are not quoted on a national exchange, such as the American Stock Exchange, or the Nasdaq system, or which do not qualify for other exemptions from the definition. Our capital shares currently do not qualify for those exemptions since they will be quoted in the pink sheets. The penny stock rules require a broker/dealer to deliver before a transaction in a penny stock a standardized risk disclosure document prescribed by the SEC and provide the potential purchaser of a penny stock the following information:

    -     information about penny stocks,

    -     the nature and level of risk in the penny stock market,

    -     the bid and offer quotations for the stock, and

    -     other burdensome and detailed information.

     Those delivery and disclosure requirements tend to reduce the level of interest of broker/dealers in dealing with penny stocks, which could have the effect of reducing the level of trading activity in the secondary market for our capital shares. The penny stock regulations could reduce the liquidity of our capital shares and make it more difficult for investors to sell our capital shares.


INVESTORS IN OUR CAPITAL SHARES WILL PROBABLY NOT DERIVE ANY PROFITS FROM DIVIDENDS ON OUR CAPITAL SHARES.

     Investors in our capital shares will probably not derive any profits from their investment for the foreseeable future other than through potential price appreciation of the capital shares. We have not previously paid any cash or other dividends on our capital shares and do not anticipate payment of any dividends for the foreseeable future. We anticipate that any earnings would be retained by us to finance our operations and future growth and expansion.


YOU MAY NOT BE ABLE TO ENFORCE A U.S. JUDGMENT AGAINST ASIA PROPERTIES INVESTMENTS IN THE BRITISH VIRGIN ISLANDS.

     Asia Properties Investments is a British Virgin Islands company and some of Asia Properties Investments officers and directors are residents of various jurisdictions outside the U.S. All or a substantial portion of the assets of those officers and directors and substantially all of Asia Properties Investments' assets after the proposed acquisition of Northbridge Communities will be located in jurisdictions outside the U.S. Asia Properties Investments has appointed Daniel S. McKinney, an executive officer and director of Asia Properties Investments, at 114 Magnolia Street, Suite 400-115, Bellingham, WA 98225 as agent for service of process with respect to actions based on offers and sales of Asia Properties Investments capital shares made through this prospectus.

     Nevertheless, it could be difficult for you to effect service of process within the U.S. on our directors and officers who reside outside the U.S. or to recover against us or such directors and officers on judgments of U.S. courts predicated upon civil liabilities under U.S. federal securities laws.


THE SUCCESS OF ASIA PROPERTIES INVESTMENTS AFTER THE REINCORPORATION IS DEPENDENT ON ITS KEY PERSONNEL.

     Asia Properties Investments will be dependent on the continued employment of Nicholas St. Johnston, its chief executive officer, and Daniel S. McKinney, its president. If either Mr. St. Johnston or Mr. McKinney is unable or unwilling to continue in his present position, the financial condition and results of operations of Asia Properties Investments could be materially adversely affected.

The whole section of "The acquisition of Northbridge Communities Limited (NCL) has been deleted". (SEC comments # 17, # 18, #19, #20)

The whole section of "After the Northbridge Communities acquisition" has been deleted. (SEC comments #21 and #22)

             CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS


This prospectus contains forward-looking statements that concern Asia Properties Investments intent to continue its business in real estate projects in Southeast Asia. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that any of those companies expects, believes or anticipates will or may occur in the future, including the following matters are forward looking statements:

    - Asia Properties Investments' financial ability to continue its real estate business,

    - Asia Properties Investments' expectations about its revenue generating ability in the future,

    - the costs of real property, labor and materials necessary to develop real estate business in Southeast Asia, and

    - Asia Properties Investments' ability to implement its strategy to grow via possible stock swap with other companies.

     These statements are based on assumptions and analyses made in light of management experience and perception of the following:

    -     historical trends,

    -     current conditions,

    -     expected future developments, and

    -     other factors believed to be appropriate in the circumstances.

     Those statements are affected by a number of risks and uncertainties including the following:

    -     the  uncertain   acceptance  in  Southeast  Asian  countries  business
          cultures,

    -     general economic and business conditions in Southeast Asia,

    - fluctuations in currency exchange rates between the Southeast Asian currencies and the U.S. Dollar,

    -     the   availability of  properties  to be developed,

    -     the availability of project financing on favorable conditions,

    - Asia Properties Investments relative lack of experience in doing business in Southeast Asian countries,

    - restrictions on land ownership in Southeast Asia and the potential for material changes in laws or regulations which are beyond management control,

    - the loss of services of those key employees, including Nicholas St. Johnston and Vorasit Pokachiyapat, who have experience developing real estate in Southeast Asia,

    - the potential for overseas tax exposure, because doing business in Southeast Asia is subject to various taxes from more than one tax authority in Southeast Asia, and

     We caution you that any forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements. Significant factors that could prevent us from achieving our stated goals include the factors contained in "Risk Factors." The risk factors contained in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

                               THE REINCORPORATION

GENERAL

     The Asia Properties board of directors and holders of over a majority of the outstanding shares of Asia Properties common stock and the Asia Properties Investments board of directors have approved the reincorporation of Asia Properties from a Nevada corporation to a British Virgin Islands company through the merger of Asia Properties into Asia Properties Investments. After the reincorporation is completed, Asia Properties Investments expects to complete swap of its common stocks with other companies assets in order to gain additional strength, and to get its stock price up. These strategic activities will assist the business of Asia Properties Investments and will attract potential investors, and enable Asia Properties Investments to develop real estate business in Southeast Asia.


BACKGROUND  AND  REASONS  FOR  THE  REINCORPORATION

     Asia Properties Investments plans to engage in real estate investment activities in Southeast Asia. Asia Properties has, and Asia Properties Investments will continue to have an executive office in Bangkok, Thailand. The Asia Properties board of directors believes that the reincorporation of Asia Properties into a British Virgin Islands company should allow it to benefit from more favorable business, regulatory, tax and financing environments and to benefit from an enhanced ability to compete. Therefore, the Asia Properties board of directors believes the reincorporation should have a favorable impact on the conduct of Asia Properties Investments' future business operations. In particular, the Asia Properties board of directors has approved the reincorporation for the following reasons:


    - It believes that reincorporation in the British Virgin Islands will over a period of time reduce corporate income taxes because, unlike the U.S. tax system which imposes corporate income tax on the worldwide income of U.S. corporations, the British Virgin Islands generally impose no corporate income taxes on foreign income. Income taxes will therefore be reduced to the extent operations are conducted after the reincorporation outside of the U.S. and outside of other countries with significant corporate taxes.

    - It believes that the change of domicile may, in some circumstances, have a favorable effect on the ability to raise additional capital in the future from non-U.S. investors. The distributions with respect to stock in a U.S. corporation to non-resident aliens are generally subject to withholding taxes under the U.S. Internal Revenue Code. Generally, British Virgin Islands law does not currently provide for withholding taxes on distributions to non-resident aliens in respect of stock of a British Virgin Islands company.

     The board of directors of Asia Properties considered that the reincorporation to a British Virgin Islands company may be detrimental because potential customers, business partners or investors may view the British Virgin Islands companies as being regulated less than U.S.- based companies. The board of directors nevertheless believes that the advantages to the reincorporation described above and the reporting obligations of Asia Properties Investments under the U.S. securities laws outweigh any potential detriment from the reincorporation.


THE  REINCORPORATION  MERGER  AGREEMENT

     Under the reincorporation merger agreement:

    - Asia Properties merges with and becomes Asia Properties Investments, Asia Properties Investments is the surviving company.

    -     Each   outstanding   share  of  Asia   Properties   common   stock  is
          automatically converted into one Asia Properties Investments capital share.

    - The Asia Properties Investments memorandum of association and articles of association effect immediately before the reincorporation, and become the charter and bylaws of the surviving company.

    - the directors and officers of Asia Properties immediately before the reincorporation and continue as the Asia Properties Investments directors and officers.

SHAREHOLDER  APPROVAL  OF  THE  REINCORPORATION

     Over a majority of the shareholders of Asia Properties have approved the reincorporation by written consent. Asia Properties is using this document as a notice to the shareholders of their right to dissent to the reincorporation and receive the fair value of their shares in cash.

TIMING  OF  THE  CLOSING

     On June 6, 2001, the corporate existence of Asia Properties ceased upon the filing of articles of merger with the Nevada Secretary of State and the Registrar of Companies in the British Virgin Islands. (SEC comment #4)


RIGHTS  OF  DISSENTING  SHAREHOLDERS

     If you dissent to the reincorporation you are entitled to be paid in cash the fair value of your shares in accordance with Section 92A.300 through 92A.500 of the Nevada General Corporation Law. A brief summary of the provisions of Sections 92A.300 through 92A.500 is set forth below and the complete text of the sections is set forth in Annex A.

     Since the reincorporation was approved by a majority of the stockholders of Asia Properties, each owner of shares of Asia Properties common stock who asserts dissenters' rights and who strictly follows the procedures set forth in Sections 92A.300 through 92A.500 of the Nevada General Corporation Law will be entitled to have his, her or its shares of Asia Properties common stock purchased by Asia Properties for cash at their fair value.

     To dissent you must by June 30, 2001 give notice of your dissent to our stock transfer agent at the following address:

          Computershare  Investor  Services,  Inc.
          P.O.  Box  1596
          Lakewood,  Colorado  80201

          With a copy to:
          Dan Mckinney
          114 Magnolia Street,
          Suite 400-115,
          Bellingham, Washington 98225

on or before 5:00 p.m., Washington State time on June 30, 2001, by use of the notice attached to this prospectus as Annex B, and you must deposit your certificates fully endorsed, with Computershare Investor Services, Inc. at the above address.

You must also certify whether you acquired beneficial ownership of the shares before June 30, 2001. If you do not follow these instructions you will not be entitled to payment for your shares under the Nevada General Corporation Law.

     Within 30 days after receipt of a demand for payment, Asia Properties will pay each dissenter who complies with these requirements the amount estimated to be the fair value of their shares, plus accrued interest computed from the effective date of the reincorporation until the date of payment. Payment must be accompanied by:

    - the balance sheet of Asia Properties as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any,

    - a statement of Asia Properties' estimate of the fair value of the shares,

    -     an explanation of how the interest was calculated,

    - a statement of the dissenter's rights to demand payment under Section 92A.480 of the Nevada General Corporation Law, and

    - a copy of Sections 92A.300 through 92A.500 of the Nevada General Corporation Law. (SEC comment #4)

     Under Section 92A.470 of the Nevada General Corporation Law, Asia Properties may withhold payment unless you were the beneficial owner of the shares before June 30, 2001. If Asia Properties withholds payment under Section 92A.470, it will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his, her or its demand. The offer will contain a statement of the estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters' rights under Section 92A.480. As a dissenter, you may notify Asia Properties in writing of your estimate of the fair value of the shares and the amount of interest due and demand payment of this estimate, less any payment previously made by us under Section 92A.460, or you may reject the offer made under 92A.470 and demand payment of the fair value of your shares and interest due. You will waive your right to demand payment unless you make your demand in writing within thirty days after Asia Properties has made or offered payment for your shares.

     If any demand for payment remains unsettled, Asia Properties will commence a proceeding within sixty days of the dissenter's demand with the district court in the County of Clark, State of Nevada, which is the location of Asia Properties' registered office, petitioning the court to determine the fair value of the shares and accrued interest. All dissenters whose demands remain unsettled, whether or not residents of Nevada, must be made parties to the court action and must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. If Asia Properties does not petition the court within this sixty-day period, it must pay all unsettled demands. Each dissenter who is a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount Asia Properties paid, or for the fair value, plus accrued interest, of his after-acquired shares for which Asia Properties elected to withhold payment under Section 92A.470. The court will assess costs against Asia Properties except to the extent that it assesses costs against dissenters, as it finds equitable.

     The material procedures a dissenting shareholder must follow are described above. However, this summary is not a comprehensive statement of the procedures that must be followed by a dissenting stockholder who seeks payment of the fair value of his, her or its shares of Asia Properties common stock. The Nevada General Corporation Law establishes the procedures to be followed and failure to do so may result in your loss of all dissenters' rights. Therefore, if you desire to exercise dissenters' rights, you should carefully consider and comply with the provisions of the dissenters' rights statute, the full text of which is set forth in Annex A to this prospectus, and consult your legal advisor.


EXCHANGE  OF  SHARE  CERTIFICATES

     At the closing of the reincorporation, the stockholders of Asia Properties immediately before the effective time will automatically become the owners of Asia Properties Investments capital shares and cease to be owners of Asia Properties common stock. Stock certificates representing Asia Properties common stock will upon completion of the reincorporation automatically represent Asia Properties Investments capital shares. Holders of Asia Properties common stock will not be required to exchange their stock certificates as a result of the reincorporation. If a shareholder desires to sell some or all of his, her or its capital shares, delivery of the stock certificate or certificates which previously represented shares of Asia Properties common stock will be sufficient.

     Stock certificates bearing the name of Asia Properties Investments will be issued in the normal course upon surrender of outstanding Asia Properties common stock certificates for transfer or exchange. If any shareholder surrenders a certificate representing shares of Asia Properties common stock for exchange or transfer and the new certificate is to be issued in a name other than that appearing on the surrendered certificate, it will be a condition to such exchange or transfer that the surrendered certificate be properly endorsed and otherwise be in proper form for transfer.


EXPECTED  TRADING  MARKET  FOR  SHARES  AFTER  THE  REINCORPORATION

     Asia Properties Investments expects that its capital shares will continue to trade in the over-the-counter market and be quoted in the pink sheets, after the reincorporation into a British Virgin Island Company.


(SEC comment #14)

INTERESTS  OF  INSIDERS  IN  THE  REINCORPORATION

     The executive officers and directors of Asia Properties, Daniel S. McKinney, Nicholas St. Johnston, David W. Diehl and David Roberts, and the affiliates of those persons currently hold 64.3% of the outstanding shares of Asia Properties common stock and should hold an equal percentage of Asia Properties Investments capital shares immediately after the reincorporation. All executive officers and directors of Asia Properties will continue to be Asia Properties Investments executive officers and directors in the same capacities after the reincorporation.

COMPARISON OF BRITISH VIRGIN ISLANDS AND NEVADA CORPORATE LAWS AND ASIA PROPERTIES INVESTMENTS AND ASIA PROPERTIES SHAREHOLDER RIGHTS


1) Asia Properties Investments is a British Virgin Islands company, the rights of its shareholders are governed by British Virgin Islands corporate law and its corporate, memorandum and articles of association.

2) Asia Properties is a Nevada corporation and the rights of its shareholders are governed by Nevada corporate law and the Asia Properties articles of incorporation and bylaws.


     Under the reincorporation merger agreement, Asia Properties shareholders will become Asia Properties Investments shareholders and as such their rights will be governed by British Virgin Islands corporate law and the Asia Properties Investments memorandum and articles of association.

     The following chart is a summary of the general corporate governance provisions and material differences between British Virgin Islands and Nevada corporate laws and Asia Properties Investments and Asia Properties shareholder rights. However, the summary in the chart is not intended to be complete and is qualified by reference to:

    -     British Virgin Islands corporate law,

    -     Nevada corporate law,

    -     the  Asia   Properties   Investments   memorandum   and   articles  of
          association, and

    -     the Asia Properties articles of incorporation and bylaws.

Under both British Virgin Islands and Nevada corporate law, a company's governing documents, such as the Asia Properties Investments memorandum and articles of association and the Asia Properties articles of incorporation and bylaws, may often lawfully impose stricter standards and procedures than provided by the governing corporate law. The Asia Properties Investments memorandum and articles of association and the Asia Properties articles of incorporation and bylaws have been filed with the SEC as exhibits to the registration statement which includes this prospectus. See "Where You Can Find More Information" on page 41.

BRITISH VIRGIN ISLANDS LAW -                        NEVADA LAW -
ASIA PROPERTIES INVESTMENTSSHAREHOLDER RIGHTS       ASIA PROPERTIES SHAREHOLDER RIGHTS


General Corporate Governance

The rights of Asia Properties Investments           The rights of Asia Properties shareholder
Shareholders are governed by British                governed by Nevada corporate law and the
Virgin Islands corporate law and the Asia           Asia Properties articles of incorporation
Properties Investments memorandum and articles      and bylaws.  Upon completion of the
Articles of association.                            Shareholders will become Asia Properties
                                                    Investments shareholders and their rights
                                                    will governed by British Virgin Islands
                                                    corporate law and the Asia Properties
                                                    Investments memorandum and articles of
                                                    Association.

Authorized Capital Stock

The Asia Properties Investments memorandum of       The Asia Properties articles of
association authorizes Asia Properties              incorporation authorize Asia Properties
Investments to issue up to 500,000,000 capital      to issue up to 500,000,000 shares of common
shares                                              stock.

Board of Directors Structure

A British Virgin Islands company is managed by      A Nevada corporation is managed by a board
a board of directors which can include both          of directors consisting of natural persons
natural personas and companies.  The Asia           The Asia Properties bylaws do not fix the
Properties Investments articles of association      number of Asia Properties directors.
provide that its board will consist of at least
one but not more than ten directors elected by
the shareholders.



       BRITISH VIRGIN ISLANDS LAW -                                NEVADA LAW -
ASIA PROPERTIES INVESTMENTS SHAREHOLDER RIGHTS       ASIA PROPERTIES SHAREHOLDER RIGHTS

Vote Required for Board of Directors Approval

Under British Virgin Islands law, unless the        Under Nevada law, unless otherwise
Memorandum of articles of association provide       provided by the articles of incorporation
Otherwise approval of a resolution by the board     or bylaws any action approved by a majority
directors at a meeting requires the affirmative     votes at a meeting of a board of directors
vote of a simple majority of those directors        shall be a valid act of the board of
present and who vote and do not abstain at a        directors.  The Asia Properties articles
meeting at which a quorum exists.  Under the        of incorporation and bylaws do not contain
Asia Properties articles of association, the        any contrary provisions.  Under Nevada law
presence in person or by alternate of at least      resolutions of directors approved by
one half of the total number of directors           written consent without a meeting require
constitutes a quorum for a board of directors       the unanimous consent of all directors.
Meeting.

Under British Virgin Islands law, resolutions of directors consented to in writing without a meeting require the written consent of at least an absolute majority of all directors. The Asia
Properties Investments articles of association provide that when resolutions of directors are consented to in writing, the affirmative votes of all directors are necessary.

                                       19

Quorum to Hold a Shareholder Meeting

Under British Virgin Islands law, a company's       The Asia Properties bylaws provide that the
memorandum and articles of association generally    the presence at a meeting in person or by
establish what constitutes a quorum for a meeting   proxy of the holders of a majority of the
of shareholders.                                    Shares entitled to vote at the meeting is
a quorum.

The Asia Properties Investments articles of association provide that a quorum exists at a shareholder meeting if at least fifty percent of the votes of the shares or class of shares entitled to vote are present in person or by proxy at the meeting.

Vote Required for Shareholder Approval

Under British Virgin Islands law, unless the        Nevada law and the Asia Properties articles
memorandum or articles of association provide       of incorporation and bylaws require an
otherwise a simple majority of affirmative votes    affirmative vote of the majority of shares
of shareholders, or of each class of shareholders   entitled to vote on a matter and represented
as the case may be, represented at a proper         either in person or by proxy at a meeting
shareholder meeting and who actually vote is        of shareholders at which a quorum is present
required for shareholder approval of a matter.

Under British Virgin Islands law, unless the        Under Nevada law, unless otherwise
memorandum or articles of association provide       provided by the articles of incorporation
otherwise resolutions of shareholders consented     shareholder action may by taken without
to in writing require an absolute majority of       a meeting if written consent to be action
affirmative votes of all shareholders entitled      is signed by shareholders holding at least
to vote.  Further, unless the memorandum or         majority of the voting.  Neither the Asia
articles of association provide otherwise, all      Properties articles of incorporation nor
shares vote as one class and each whole share       bylaws contain any contrary provisions.
has one vote.  The Asia Properties Investments
memorandum and articles of association do not
contain any contrary provisions.





      BRITISH VIRGIN ISLANDS LAW -                               NEVADA LAW -
ASIA PROPERTIES INVESTMENTS SHAREHOLDER RIGHTS       ASIA PROPERTIES SHAREHOLDER RIGHTS

Class Voting

Unless stated otherwise in a company's              Under Nevada law, class voting is not
memorandum and articles of association, British     required except with respect to an
Virgin Islands law provides that all shares vote    amendment to the articles of incorporation
as one class and each whole share has one vote.     Which would alter or change any preferences
The Asia Properties Investments memorandum and      or any relative or other right given to any
articles of association do not provide otherwise.   Class or series of outstanding shares.
                                                    Such amendment must approved by a vote, in
                                                    Addition to the affirmative vote otherwise
required, of the holders of shares
                                                    Representing a majority of the voting power
                                                    Of each class of series affected by the
                                                    Amendment regardless of limitations or
                                                    Restrictions on the voting power thereof.

                                       20

Amendments to Governing Documents

Under British Virgin Islands law, the directors     Under Nevada law, the board of directors
of a company may be empowered by that company's     must adopt a resolution setting forth the
memorandum or articles of association to amend      amendment proposed and declaring its
such without stockholder approval.  However, the    advisability.  The board of directors must
Asia Properties Investments memorandum and          call a meeting of the holders of the
articles of association provide that any such       outstanding shares entitled to vote.  The
amendments must be made by resolution of the        amendment must be approved by a majority
directors and only with the written consent of      of such shareholders voting in person or
a majority of all Asia Properties Investments       by proxy, or by a greater proportion of the
shareholders.                                       voting power as may be required in the case
of a vote by classes or series.

Shareholder's Right to Inspect Corporate Books and Records

Under British Virgin Islands law, a shareholder     Under Nevada law, any person who has been
may, in person or by attorney and in furtherance    a stockholder of record of any corporation
of a purpose reasonably related to the              not listed and traded on any recognized
shareholders' interest as a shareholder, request    stock exchange and who owns hot less than
permission in writing to inspect during normal      fifteen percent of all of the issued and
business hours the share register of the company    outstanding shares of the stock of such
or the books, records, minutes and consents kept    corporation or has been authorized in
by the company and to make copies or extracts       writing by the holders of at least fifteen
there from.                                         percent of all its issued and outstanding
                                                    shares, upon at least five days written
                                                    demand, is entitled to inspect in person
                                                    or by agent or attorney, during normal
                                                    business hours, the nooks of account and
                                                    all financial records of the
                                                    corporation,
                                                    to make extracts there from, and to conduct
                                                    an audit of such records to the extent such
                                                    inspection is related to his interest in
                                                    the corporation as a stockholders.
                                                    five days written demand is entitled to
                                                    inspect in person or by agent
                                                    or attorney, during usual business hours, the
                                                    stock ledger of the corporation and make
                                                    copies there from.



      BRITISH VIRGIN ISLANDS LAW -                                     NEVADA LAW -
ASIA PROPERTIES INVESTMENTS SHAREHOLDER RIGHTS      ASIA PROPERTIES SHAREHOLDER RIGHTS

Limitation of Director Liability

Under British Virgin Islands law, no provisions     Under Nevada law, a corporation's articles
in the memorandum or articles of association of     of incorporation may include a provision
the British Virgin Islands company and a director    that no director or officer of the
will relieve a director from any personal           corporation will be liable to a corporation
liability in connection with his management of      of its shareholders for damages for breach
the business and affairs of the British Virgin      of fiduciary duty.  As a directors or
Islands company.                                    Officer except for:

                                                    -     acts or omissions which involve
                                                          intentional misconduct, fraud or a
                                                          knowing violation of law, or
                                                    -     authorizing unlawful dividend
                                                          payments.

                                       21

                                                    The Asia Properties articles of
                                                    incorporation do not contain a
                                                    provision which eliminates the
                                                    liability of a director or officer to
                                                    Asia Properties or its shareholders
                                                    for breach of fiduciary duty.

Indemnification of Officers and Directors

Unless its memorandum or articles of association    Under Nevada law, a corporation may
provide otherwise, a British Virgin Islands         indemnify officers, directors, employees
company may indemnify a person against all          and agents against expenses including
expenses, including legal fees, and against all     attorney's fees, judgments, fines and
judgments, fines and amounts paid in settlement     amounts paid in settlement actually and
and reasonably incurred in connection with legal    reasonably incurred in connection with an
administrative or investigative proceedings, where  action, suit or proceeding if he acted in
such person.                                        Good faith and in a manner which he
                                                    reasonably believed to be in or not opposed
                                                    to the best interest of the corporation,
                                                    and with respect to criminal action or
                                                    proceeding had no reasonable cause to
                                                    believe his conduct was unlawful.
- is or was a party of is threatened to be made
   a party to any threatened, pending or completed
   proceedings, whether civil, criminal,
   administrative or investigative, by reason of
   the fact that the person is or was a director,
   an officer or liquidator of the British Virgin
   Islands company, or

- is or was, at the request of the British Virgin
   Islands company serving as a directors, officers
   or liquidator of, or in any other capacity is or
   was acting for, another company or partnership,
   joint venture, trust or other enterprise, all
   provided that such person acted honestly and in
   good faith with a view to the best interests of
   the British virgin Islands company and, in the
   case of criminal proceedings, the person had no
   reasonable cause to believe that his conduct
   was unlawful.
                                                    A corporation shall indemnify expenses
                                                    actually incurred when the individual
                                                    being indemnified has successfully
                                                    defended any action, claim, issue or matter
                                                    therein, on the merits or otherwise.





      BRITISH VIRGIN ISLANDS LAW -                               NEVADA LAW -
ASIA PROPERTIES INVESTMENTS SHAREHOLDER RIGHTS       ASIA PROPERTIES SHAREHOLDER RIGHTS

                                                    Expenses incurred by an officer or director
                                                    in defending an action may be paid in advance
                                                    under Nevada law if such director or officer
                                                    undertakes to repay such amounts if it is
                                                    ultimately determined that he or she is
                                                    not entitled to indemnification.

                                       22

Removal of Directors

The Asia Properties Investments articles of         Directors of the corporation may be removed
association provide that a director may be          without cause by a vote of stockholders
removed from office with or without cause by        representing not less than two-thirds
a resolution of the shareholders.                   voting power of the issued and outstanding
                                                    stock entitled to vote at a special meeting
                                                    unless the articles of incorporation
                                                    provide for the election of directors by
                                                    cumulative voting, then directors may be
                                                    removed by a vote of stockholders owning
                                                    sufficient shares to have prevented his
                                                    election to office in the first instance.
                                                    If a director was elected by a voting group
                                                    Of shareholders, only the shareholders of
                                                    that group may participate in the vote to
                                                    Remove that director.


Dissolution

British Virgin Islands law requires either a        Under Nevada law the directors must
resolution of shareholders or a resolution by       recommend the dissolution of the
the board of directors for voluntary dissolution.   Corporation to the stockholders.  The
However, the Asia Properties Investments            corporation shall notify each stockholder
Memorandum and articles of association require a    entitled to vote on the dissolution and
Resolution of the shareholders.                     the stockholders entitled vote must
                                                    Approve the dissolution.

Redemption of Minority Shares

Under British Virgin Islands law, subject to any    There are no specific provisions for the
limitations in the memorandum or articles of        redemption of minority shares under Nevada
association, upon a merger or consolidation         law.
shareholders of a British Virgin Islands company
holding ninety percent of the votes of the
outstanding shares entitled to vote and the votes
of the outstanding shares of each class and series
entitled to vote as a class or series may on a merger
or consolidation give written instructions to the
British Virgin Islands company directing the British
Virgin Islands company to redeem the shares held
by the remaining shareholders.  The British Virgin
Islands company must then initiate the compulsory
redemption procedure set forth in the British Virgin
Islands Ordinance.

entitled to payment for the fair value of their shares. The Asia Properties Investments memorandum and articles of association do not limit application of this provision of the British
Virgin Islands Ordinance.


      BRITISH VIRGIN ISLANDS LAW -                                  NEVADA LAW -
ASIA PROPERTIES INVESTMENTS SHAREHOLDER RIGHTS       ASIA PROPERTIES SHAREHOLDER RIGHTS

Shareholder Derivative Lawsuits

Under British Virgin Islands Law, a minority        Under Nevada law, a shareholder may bring
shareholder may bring a derivative action in his    a derivative lawsuit for a claim on behalf
own name to remedy a wrong done to the company.     of the corporation where the corporation
where to the company refuses to bring the action    has damaged and refuses to itself pursue
because the wrongdoers or controllers of the        for that damage.
company prevent the action from being brought by
the company itself.

                                       23

Class Action Lawsuits

Under British Virgin Island Law, one or more        Under Nevada and U.S. federal laws, one or
shareholders may bring a representative or          more shareholders as representatives of a
class action against the company on behalf of       class of all similarly situated
themselves and other shareholders whose personal    shareholders may bring a class action
rights as members are being infringed.   All of     lawsuit against a corporation for a claim
the shareholders in a representative action must    that the shareholders in the class have been
have a common interest, common grievance and the    damaged by wrongful acts of the corporation
relief sought is in its nature beneficial to all    This type of lawsuit eliminates the need
of the shareholders whom the plaintiffs represent.  Join every affected shareholder in the
This type of action eliminates the need for every   litigation.
shareholder to join every affected shareholder in
the litigation.

     TAX CONSEQUENCES OF THE REINCORPORATION

     The following is a summary of anticipated material U.S. federal income tax consequences of the reincorporation of Asia Properties from Nevada to the British Virgin Islands and the related issuance of Asia Properties Investments capital shares. The summary does not address all possible tax consequences relating to the issuance of Asia Properties Investments capital shares and does not purport to deal with the tax consequences applicable to all categories of shareholders, some of which, such as dealers in securities, insurance companies and tax-exempt entities may be affected by special rules. In particular, the discussion does not address the tax consequences under state, local and other national, non-U.S. tax laws. Therefore, you should consult your own tax advisor regarding the particular tax consequences to you of the reincorporation and the issuance of Asia Properties Investments capital shares. The following discussion is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which may change, with respect to the tax consequences of the reincorporation under U.S. federal income tax law and the opinion of O'Neal Webster O'Neal Myers Fletcher & Gordon, with respect to the tax consequences of the Reincorporation under British Virgin Islands tax law.

     Tax  Consequences  to  Asia  Properties, Inc.

     Under  current  U.S.  federal  income  tax law, the reincorporation of Asia
Properties to the British Virgin Islands constitutes a taxable disposition of each of Asia Properties' assets under Internal Revenue Code Section 367(a) and the regulations hereunder with respect to which gain but not loss will be recognized. Therefore, Asia Properties will be required to recognize taxable gain to the extent the fair market value of any of its assets exceeds its adjusted basis, without offset for the recognition of loss with respect to any other asset. Since substantially all of the assets of Asia Properties consist of cash, it is anticipated generally that little, if any, gain should be recognized.

     Tax Consequences to the U.S. Holders of Asia Properties Common Stock

     The reincorporation is not a taxable event to the U.S. shareholders of Asia Properties and those shareholders will not be required to pay income tax on any gain with respect to their shares of Asia Properties as a consequence of the reincorporation.

     U.S. Federal Income Taxation

     A U.S. shareholder receiving a distribution with respect to Asia Properties Investments capital shares will be required to include that distribution in gross income as a taxable dividend, to the extent of Asia Properties Investments' current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distributions in excess of Asia

     Properties Investments' earnings and profits will first be treated for U.S. federal income tax purposes as a nontaxable return of capital to the extent of the U.S. shareholders' adjusted tax basis in Asia Properties Investments capital shares, and then as gain from the sale or exchange of a capital asset, provided that the capital shares constitute a capital asset in the hands of the U.S. shareholder.

     Gain or loss on the sale or exchange of Asia Properties Investments capital shares will be treated as capital gain or loss if the U.S. shareholder holds Asia Properties Investments capital shares as a capital asset. That capital gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the capital shares for more than one year at the time of the sale or exchange.

     "Backup withholding" at the rate of 31 percent may apply to a holder of Asia Properties Investments capital shares with respect to dividends paid on the capital shares if the dividends are paid inside the U.S. or by a U.S. payor or U.S. middleman outside the U.S. In addition, backup withholding may apply to the proceeds of the sale, exchange or redemption of the capital shares, if the proceeds in the U.S. or if the proceeds are paid outside the U.S. by a U.S. payor or a U.S. middleman.

     Backup withholding may be avoided by the holder of Asia Properties Investments capital shares if the holder:

    -     is a corporation or comes within other exempt categories, or

    - provides a correct taxpayer identification number, certifies that backup withholding does not apply to the holder and otherwise complies with the backup withholding rules.

     In addition, holders of Asia Properties Investments capital shares who are not U.S. persons are generally exempt from backup withholding, although the holders may be required to comply with certification and identification procedures to prove their exemption.

     British Virgin Islands Taxation

     Under the International Business Companies Act of the British Virgin Islands, a holder of Asia Properties Investments capital shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the capital shares and all holders of capital shares are not liable for British Virgin Islands income tax on gains realized during that year on a sale or disposal of those shares. The British Virgin Islands does not impose a withholding tax on dividends paid by companies incorporated under the International Business Companies Act. There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, transfer taxes, stamp duties or similar charges do not apply to Asia Properties Investments capital shares. There is no income tax treaty or convention currently in effect between the U.S. and the British Virgin Islands.



ACCOUNTING TREATMENT OF REINCORPORATION

     The  merger  of  Asia  Properties  into  Asia  Properties   Investments  in
connection with the reincorporation will be accounted for at historical cost in a manner similar to a pooling of interests.


U.S. FEDERAL SECURITIES LAWS CONSEQUENCES

     This prospectus does not cover any resales of Asia Properties Investments capital shares to be received by Asia Properties stockholders in the reincorporation. No person is authorized to use this prospectus in connection with any such resale.

     All shares received by you in the reincorporation will be freely transferable, unless you are deemed to be an "affiliate" of Asia Properties under U.S. federal securities laws at the time the reincorporation is completed. If you are deemed to be an "affiliate" of Asia Properties, the capital shares received by you in the reincorporation may be resold by you only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933.

     Persons who may be deemed to be affiliates of Asia Properties for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Asia Properties and may include officers, directors and principal stockholders of Asia Properties.


ASIA PROPERTIES INVESTMENTS, Inc. (hereafter referred to us "Asia Properties Investments")


BUSINESS  OF  ASIA  PROPERTIES  INVESTMENTS

     Asia Properties Investments, Inc is a newly formed British Virgin Islands company formed solely to accomplish the reincorporation of Asia Properties. Asia Properties Investments currently has no significant assets or operations. Asia Properties Investments plans to continue the business of Asia Properties after the reincorporation, through which Asia Properties Investments is to acquire real estate properties in Southeast Asia.

     Asia Properties Investments is not directly or indirectly owned or controlled by any foreign government. Asia Properties Investments currently is a wholly-owned subsidiary of Asia Properties.

     Employees

     Asia Properties Investments does not currently have any employees. After the reincorporation the two part time employees and one consultant of Asia Properties will become employees and consultants of Asia Properties Investments.

(The whole section of "The Pending Acquisition of Northbridge Communities" has been deleted) (SEC comment #5 - Not applicable, since the NCL section has been deleted)


LEGAL PROCEEDINGS OF ASIA PROPERTIES INVESTMENTS

     Asia Properties Investments is not currently a party to any legal proceeding.

DESCRIPTION OF ASIA PROPERTIES INVESTMENTS CAPITAL SHARES

     Asia Properties Investments' authorized capital stock consists of 500,000,000 capital shares, of which 6,492,782 shares is outstanding immediately after the reincorporation. Holders of Asia Properties Investments capital shares are entitled to one vote for each whole share, on all matters to be voted on by Asia Properties Investments shareholders, including the election of directors. Holders of capital shares do not have cumulative voting rights in the election of directors. All capital shares are equal to each other with respect to liquidation and dividend rights. Holders of capital shares are entitled to receive dividends if and when declared by the board of directors out of funds legally available under British Virgin Islands law. In the event of the liquidation of Asia Properties Investments, all assets available for distribution to the holders of capital shares are distributable among them according to their respective holdings. Holders of capital shares have no preemptive rights to purchase any additional, unissued capital shares.

     Asia Properties Investments may, with the written consent of a majority of shareholders, amend the memorandum and articles of association by a resolution of directors.

     Dividend Policy

     Asia Properties Investments does not anticipate payment of any dividends on its capital shares for the foreseeable future. Asia Properties Investments anticipates that any earnings after the reincorporation would be retained to finance operations and future growth and expansion.

     Transfer Agent and Registrar

     The transfer agent and registrar for Asia Properties Investments capital shares will be Computershare Investor Services, formerly known as American Securities Transfer & Trust, Inc. in Lakewood, Colorado.

ASIA PROPERTIES INVESTMENTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Asia Properties Investments is a British Virgin Islands company formed solely to accomplish the reincorporation of Asia Properties as a British Virgin Islands company. As of March 31, 2001, Asia Properties Investments did not have any significant assets or results of operations.

     After the reincorporation of Asia Properties into Asia Properties Investments, Asia Properties Investments plans to continue the business strategy of Asia Properties, including the planned acquisition of potential real estate companies as a strategy to grow in the real estate business.

     For a discussion and analysis of Asia Properties' financial condition and results of operations, please see "Asia Properties -- Asia Properties Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 27.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Since its inception in December 1999 Asia Properties Investments has not purchased or sold any market risk sensitive instruments or entered into any transaction relating to those instruments. Asia Properties Investments will be affected by the market risk associated with the fluctuating exchange rate of the currencies of the Southeast Asian countries in which it plans to operate relative to the U.S. dollar after the acquisition of properties in those countries through the planned acquisition of Northbridge Communities because the Asia Properties Investments financial statements will be prepared using U.S. dollars as the reporting currency. Asia Properties Investments may from time to time hedge its currency positions to attempt to avert any adverse consequences of exchange rate fluctuations. However, Asia Properties Investments cannot assure you that it will be able to successfully hedge its exchange rate exposure or that it will be able to hedge that exposure at satisfactory cost.

MANAGEMENT OF ASIA PROPERTIES INVESTMENTS

Current Executive Officers and Directors of Asia Properties Investments

     The following table sets forth the name, age and position of each of the executive officers and directors of Asia Properties Investments as of the date of this prospectus and the month and year in which the directors were first elected to the board. The same individuals also serve in identical positions as the executive officers and directors of Asia Properties.

Name                    Age        Title                       Director Since
----                   ----       ------                      --------------

Daniel  S.  McKinney    40        President, Secretary         December 1999
                                  and a Director

Nicholas St. Johnston   39        Chief Executive Officer,     December 1999
                                  Chief Financial Officer
                                  and a Director

David  W.  Diehl        74        Director                     February 2000

David  Roberts          53        Director                     February 2000
________

DANIEL S. MCKINNEY has been President and a director of Asia Properties Investments since its inception in April 1998. Mr. McKinney was the Chief Executive Officer of Asia Properties from April 1998 until November 1999. Since 1982, Mr. McKinney has been the sole proprietor of McKinney International, a company located in Hong Kong and engaged in the business of manufacturing jewelry. Since 1989, Mr. McKinney has been a director of Coldway Ltd., an investment banking firm. Since 1994, Mr. McKinney has been a director of Cement Services, Ltd., a construction company. Since October 1999, Mr. McKinney has served as a director of Sunflower (USA), Ltd., a publicly traded company. Mr. McKinney has many years of experience in consulting governments and new businesses and most recently has focused on the areas of investment banking and business development. Mr. McKinney majored in Chemistry and Biology at Houston Baptist University from 1979 to 1981, and graduated from Hong Kong International School in 1979.

     NICHOLAS ST. JOHNSTON has been the Chief Executive Officer of Asia Properties Investments since November 1999, its Chief Financial Officer since July 1999, and a director of Asia Properties since April 1998. Mr. St. Johnston was the Executive Director of Asia Properties from August 1998 until November 1999. Since July 1998, Mr. St. Johnston has been the Managing Director of BDNSJ Limited, a company engaged in the business of leasing office and residential real estate in Thailand. From March 1995 until July 1997, Mr. St. Johnston was the Senior Vice President of Wave Development, Ltd., a real estate development company based in Thailand. In his position with Wave Development, Ltd., Mr. St. Johnston was responsible for the analysis and preparation of research reports about investment opportunities for acquisitions in Thailand. Mr. St. Johnston is a Chartered Surveyor and has over 15 years of experience in the real estate industry, including 13 years in Asia. Mr. St. Johnston founded the Thai branch of the Royal Institution of Chartered Surveyors in 1990 Mr. St Johnston received a Bachelor of Science degree with honors in Urban Estate Surveying from Trent University in Nottingham, United Kingdom in 1983

     DAVID W. DIEHL has been a director of Asia Properties Investments since February 2000. Since 1988, Mr. Diehl has been the Chairman of Diehl & St. Johnston Ltd., 2001. which is an investment bank specializing in cross border acquisitions. 2002. Mr. Diehl received an MA and LLB in 1950 from Trinity College, Dublin.

     DAVID ROBERTS has been a director of Asia Properties Investments since February 2000. Beginning in 1990, Mr. Roberts was a director of the Hoare Govett Asia Group of Companies, which are now known as ABN AMRO Asia. He is currently a member of the board of directors of ABN AMRO Asia Hong Kong Ltd. and ABN AMRO Asia Securities, PLC. In addition, Mr. Roberts is a council member of the Hong Kong Stock Exchange, serves on the Exchange's Listing Committee and represents the Exchange as a director of the Hong Kong Securities Clearing Company.

COMPENSATION OF ASIA PROPERTIES INVESTMENTS OFFICERS AND DIRECTORS

     Asia Properties Investments has not directly paid any monetary compensation to any of its directors or officers. However, Asia Properties did pay consulting fees to consulting companies owned by some of its officers and directors and issued Asia Properties common stock to some of its officers and directors during 1999. See "Asia Properties -- Interest of Management In Asia Properties Transactions" on page 36.

     Asia Properties agreed to pay David W. Diehl U.S. $15,000 per year beginning November 15, 2000 and all of his out-of-pocket expenses to attend four board of director meetings scheduled during 2000. Asia Properties also agreed to pay David Roberts U.S.$ 15,000 per year beginning in February 2000 and all of his out-of-pocket expenses to attend board of director meetings during 2000.

                                 ASIA PROPERTIES, Inc.

BUSINESS  OF  ASIA  PROPERTIES

     Asia Properties, Inc (hereafter referred as Asia Properties) was formed in 1998 to acquire residential and commercial real estate in Southeast Asia. Asia Properties is a development stage company that does not own any property and has not generated any revenues from operations. Asia Properties currently plans to:

    -     acquire,   manage,  and  develop  income-producing  real  property  in
          Southeast Asia,

    - to provide consulting and management for international schools in Southeast Asia, and

    -     to acquire real property in Southeast Asia for long-term capital gain.

     Asia Properties'plan of operations includes identifying suitable companies who own income-producing property for purposes of acquisition.

     Asia Properties' principal executive office was located at 86/14 Sukhumvit 31, Bangkok 10110, Thailand. The telephone number at that address is (66-2) 260-3197.

     Employees

     Asia Properties had two part time employees and one consultant. All staff became the employees and consultants of Asia Properties Investments after the reincorporation.

PROPERTIES  OF  ASIA  PROPERTIES

     The principal executive office of Asia Properties was located in a 15 square foot office space at 86/14 Sukhumvit 31, Bangkok, Thailand. BDNSJ Limited permits Asia Properties to occupy that space on a rent-free basis. The fair market value of the office rental is $3,000 per year.

     BDNSJ Limited is owned by Nicholas St. Johnston, an executive officer and director of Asia Properties Investments, and his wife.. Asia Properties also had a representative office located at 114 West Magnolia, Suite 400-115, Bellingham, WA 98225, which is a 5,000 square foot facility. That space was occupied under a one-year lease from an unaffiliated party for $200 per month. That lease expired February 1, 2001. The Office continues to operate out of the same premises on month to month lease basis.

LEGAL PROCEEDINGS OF ASIA PROPERTIES

     Asia Properties is not currently a party to any legal proceeding.


MARKET PRICE AND DIVIDENDS ON ASIA PROPERTIES COMMON STOCK

     Market Information

     Asia Properties common stock began trading in the U.S. over the counter market on January 25, 1999 and since that time has been the subject of limited and sporadic quotations in the pink sheets under the symbol "ASPZ". Asia Properties Investments expects that after the reincorporation its capital shares will be quoted in the pink sheets. Asia Properties Investments capital shares and Asia Properties common stock are not traded in any non-U.S. trading market. Asia Properties Investments intends to apply to have its capital shares listed on the American Stock Exchange. However, Asia Properties Investments cannot assure you that an American Stock Exchange listing will be approved.

     The following table shows the high and low per share price quotations of Asia Properties common stock as reported in the pink sheets for the periods presented. These quotations reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                                        HIGH      LOW
Year  Ended  December  31,  2000:

     First Quarter. . . . . . . . . . . . . . . . . . . $2.50     $1.50

     Second  Quarter . . . . . . . . . . . . . . . . . .$2.50     $1.25

     Third  Quarter . . . . . . . . . . . . . . . . . . $1.50     $0.75

     Fourth  Quarter . . . . . . . . . . . . . . . . . .$1.50     $0.75

Year  Ending December 31, 2001:

     First  Quarter . . . . . . . . . . . . . . . . . . $0.75     $0.125

The last sales price of Asia Properties common stock was $0.25 per share on March 31, 2001, the last date before the date of this prospectus for which there was a trade, as quoted in the pink sheets.

     Holders

     As of February 16, 2001 there were 50 holders of record of Asia Properties common stock. Persons residing in the U.S. were holders of record of 1,397,984 shares, or 21.5% of the 6,492,782 outstanding shares of Asia Properties common stock as of that date. Asia Properties believes, based on information provided by its stock transfer agent, that as of that date. Those persons will own an equal number of Asia Properties Investments capital shares immediately after the reincorporation.

     Dividends  -  Exchange  Controls  and  Other  Limitations

     There are no exchange control restrictions in Thailand and Cambodia, the countries in which Asia Properties Investments currently plans to operate on the remittance of dividends by subsidiaries to the parent company. In addition, there are no material British Virgin Islands laws that impose foreign exchange controls on Asia Properties Investments or that affect the payment of dividends, interest or other payments to nonresident holders of Asia Properties Investments capital shares. British Virgin Islands law and the Asia Properties Investments memorandum and articles of association impose no limitations on the right of nonresident or foreign owners to hold or vote our capital shares.

     While Asia Properties Investments currently has no intention of paying dividends for the next six years or longer, should Asia Properties Investments decide in the future to do so, its ability to pay dividends depends on the receipt of dividends or other payments from its subsidiaries and its other holdings and investments. In addition, operating subsidiaries may be affected by restrictions on their ability to make distributions to the parent company, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other currency and other regulatory restrictions.

SEC comment #42)

SELECTED FINANCIAL DATA OF ASIA PROPERTIES INVESTMENTS

     The selected historical financial and pro forma data presented below of Asia Properties Investments, after the reincorporation was derived from the historical financial statements and related notes included in this prospectus. Asia Properties is the surviving company after the reincorporation of Asia
Properties into a British Virgin Islands company. See "Index to Financial Statements" at page F-1. You should read the selected financial data together with those historical financial statements. Asia Properties used generally accepted accounting principles of the United States of America to prepare its financial statements.

                                  FOR THE                       PERIOD FROM
                                  PERIOD FROM                   APRIL 6, 1998
                                  JANUARY 1 TO    YEAR ENDED    THROUGH
                                  MARCH 31        DECEMBER 31,  DECEMBER 31,
STATEMENT OF OPERATIONS DATA      2001            2000          1999
----------------------------  -------------   ---------------   --------------

Income                            $      -        $       -    $     -
Operating loss                    $(50,945)       $(201,694)   $(660,550)
Net loss                          $(50,945)       $(201,694)   $(660,954)
Loss per share                    $  (0.01)       $   (0.03)   $   (0.11)
Weighted average shares
  outstanding                    6,492,782        6,492,782    5,886,017
Net Loss per share
-Basic                            $  (0.01)       $   (0.03)   $   (0.11)
-Diluted                          $  (0.01)       $   (0.03)   $   (0.11)


                                  MARCH 31,       DECEMBER 31,  DECEMBER 31,
BALANCE SHEET DATA                2001            2000          1999
------------------------------  -----------      ------------   --------------

Cash and cash equivalents        $       98       $      85    $  33,979
Working capital (deficit)        $   (8,474)      $ (33,894)   $ (29,601)
Total assets                     $   23,278       $  25,183    $  98,649
Long-term liabilities            $        -       $       -    $       -
Stockholders' equity (deficit)   $ (169,929)      $ 118,984    $  27,560

     Asia Properties Investments financial information is presented which is identical to that of Asia Properties, because Asia Properties Investments has no significant assets or capitalization and has not engaged in any business or activities, since the reincorporation.

     The pro forma combined financial statements are not presented, because Asia Properties Investments is the surviving corporation of Asia Properties. Asia Properties Investments has no significant assets or operations.

ASIA PROPERTIES INVESTMENTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of Asia Properties Investments, which is in operation recently after the reincorporation of Asia Properties into Asia Properties Investments. The management discussion should be read together with the Asia Properties financial statements included in this prospectus. See "Index to Financial Statements" at page F-1. Those financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America.

Overview

     Asia Properties Investments is a development stage company which was originally formed as Asia Properties in 1998. Asia Properties Investments plans to invest in real estate business in Southeast Asia. Asia Properties Investments will continue to devote most of its efforts toward organization and fund raising for planned Southeast Asian real estate investments, and no revenues have yet been generated from any operations. Asia Properties Investments has experienced recurring losses from operations since its inception and as of December 31, 2000, Asia Properties Investments had a working capital deficit of $(33,894) and an accumulated deficit from operations of $(1,050,270). As of March 31, 2000, the working capital deficit was $(8,474) and the accumulated deficit from operations was $(913,006). As noted in the independent audit report for the audited Asia Properties financial statements included in this prospectus, these factors raise substantial doubt about the ability of Asia Properties Investments to continue as a going concern. The Asia Properties financial statements which is identical to that Asia Properties Investments do not include any adjustments that might result from the outcome of this uncertainty.

     The ability of Asia Properties Investments to continue as a going concern depends on obtaining adequate levels of additional financing from new investors or existing shareholders. Asia Properties Investments is endeavoring to obtain new sources of financing. However, Asia Properties Investments is currently dependent on loans from management to pay current general and administration expenses necessary for Asia Properties to continue.

     Asia   Properties   Investments   currently   become   operational   via  a
reincorporate as a British Virgin Islands company through a merger into Asia Properties.

Results  of  Operations

     Comparison of Years Ended December 31, 2000 and 1999 shows that:

General and Administration Expenses

     General and administration expenses decreased by $464,856 to $201,694 (SEC comment #23) for the year ended December 31, 2000 from $666,550 for the year ended December 31, 1999. This represents a current year decrease of approximately 309 percent of general and administrative expenses. This decrease was primarily attributable to the decreased expenses incurred in connection with reducing activities toward establishing Asia Properties' planned real estate business in Southeast Asia, including decreased expenses for:

    - winding down and eventually termination of NCL acquisition on November 30, 2000,resulting a decrease of approximately $158,480 expenses.

    - the close down of the representative office in Bangkok, Thailand, resulting a saving of $106,408.

    - legal, accounting and consulting fees in the total decreased amount of approximately $164,008,

     Total cash used in operations of $116,034 during 2000 and $621,055 for the Year ended 1999 was primarily for the payment of general and administration expenses and the NCL acquisition related costs. The sources of cash for the payment of these amounts were from the following private placements of Asia Properties common stock, and loan from existing shareholders.



    - In March 1999, Asia Properties issued 30,000 shares of common stock to a consultant in exchange for cash of $96,000

    - In May 1999, Asia Properties issued 500 shares of common stock to and employee in exchange for cash of $1,600

    - In June 1999, Asia Properties issued 6,500 shares of common stock to a consultant in exchange for cash of $22,100 and

    - In July 1999, Asia Properties issued a total of 33,834 shares of common stock to two employees in exchange for cash in the total amount of $114,847.

    - On April 25, 2000, the Company issued 50,000 common shares at $0.001 par value for $460,000, which was used for payment of services.

    - On July 24, 2000, the Company issued 50,000 common shares at $0.001 per shares for $56,000, which was used for payment of expenses.



     Net  loss

     Net loss decreased by $459,271 from $660,954 for the year ended December 31, 1999 to $201,683. for the current year ended December 31, 2000. The decrease was primarily attributable to the decrease in general and administration expenses discussed above.

     Comparison of Quarters Ended March 31, 2001 and 2000

     General  and  Administration  Expenses

     General and administration expenses decreased by $5,512 to $50,423 for the quarter ended March 31, 2001 from $55,945 for the comparable period in 2000. This represents a decrease of approximately 10 percent. The decrease is mainly due to the following factors:

    - decreased legal, accounting and consulting fees in the current period with decreased amount of approximately $4,000

    - decreased general organizational and marketing expenses in the current period with decreased amount of approximately $1,000.

     Total cash provided by operations for the first quarter ended March 31, 2001 was $5,450. This amount was primarily attributable to the increase in accounts payable and decrease in other deferred assets during that period which exceeded the amount of net loss incurred. Total cash used in operations for the quarter ended March 31, 2000 was $5,800. This amount was primarily for the payment of general and administration expenses. The sources of cash for the payment of this amount were from the private placements of Asia Properties common stock discussed above.

     Net loss

     Net loss decreased by $162,116 to $55,945 for the quarter ended March 31, 2001 from $55,945 for the comparable period in 2000. This decrease was primarily attributable to the decrease in general and administration expenses discussed above.

Liquidity and Capital Resources

     Liquidity and future capital requirements

     As discussed above, Asia Properties is a development stage company which has not generated any revenues from operations and has experienced recurring losses from operations since its inception. As noted in the independent audit report for the audited Asia Properties financial statements included in this prospectus, these factors raise substantial doubt about the ability of Asia Properties to continue as a going concern. The ability of Asia Properties to continue as a going concern depends on obtaining adequate levels of additional financing from new investors or existing shareholders.

(SEC comment #24)
(SEC comment #25)

     As of March 31, 2001, Asia Properties had a working capital deficit of $(58,427). Asia Properties is currently dependent on loans from management to pay current general and administration expenses. In July 2000, Asia Properties received 8% loans from Daniel S. McKinney and Nicholas St. Johnston, executive officers and directors of Asia Properties, and their affiliated entities in the total amount of approximately $230,000. These loans are payable on demand, and if Asia Properties is unable to repay the loans in cash, Asia Properties must issue shares of common stock in repayment of the loans, at a conversion of $4.41 per share. This shareholder loan has been converted to additional shares of 411,348 on December 29, 2000. Asia Properties believes that this financing will on a short-term basis be sufficient to allow the completion of the reincorporation. Asia Properties does not currently have any commitments for material capital expenditures.

     Cash flows

     During the period from April 6, 1998 (date of inception) to December 31, 1998, Asia Properties raised net cash through financing activities of $641,600 from private placements of its common stock. A total of $234,547 was similarly raised during the year ended December 31, 1999, $55,140 of which was raised for the year ended December 31, 2000. There were no cash flows from financing activities during the quarter ended March 31, 2001. As of December 31, 1999, Asia Properties had $33,979 of cash and cash equivalents. As of December 31, 2000, Asia Properties had cash and cash equivalents of $85. As of March 31,
2001, Asia Properties had cash and cash equivalents of $153. Net cash used in operating activities during the year ended December 31, 2000 was $116,034 of which $30,124 was used during the first quarter ended March 31, 2000. The net cash used during the year ended December 31, 1999 was $621,055, of which $221,418 was used during the quarter ended March 31, 1999. Net cash used in operating activities primarily consisted of the payment of general and administration expenses. A total of $6,069 in cash was provided by operating activities during the quarter ended March 31, 2001, primarily as a result of the increase in accounts payable and decrease in other deferred assets during that period which exceeded the amount of net loss incurred.

     Net cash used in investing activities was $27,000 for the year ended December 31, 2000 and $3,425 for the year ended December 31, 1999. These amounts consisted of disposal of an investment in BREF, which was acquired in 1998, and purchases of property and equipment in 1999. Asia Properties' rights with respect to BREF expired in July 2000 and the investment was written off in year 2000. There were no cash flows from investing activities during the quarters ended March 31, 2001 and 2000.

     Foreign  currency

     Asia Properties prepares its financial statements using U.S. dollars as the reporting currency. However, its transactions are conducted in Thailand currency
- Baht, which is the functional currency. Transactions in Baht are translated into U.S. dollars as the financial reporting currency. Foreign currency transactions are translated at the applicable rates of exchange prevailing at the dates of the transactions. Assets and liabilities are denominated at applicable rates prevailing at the balance sheet date.

     Currently, the exchange rate of Baht to U.S. dollars is stable and Asia Properties does not expect any major fluctuation in the currency rate which would affect the comprehensive income result of exchange gains and losses.

     Inflation

     Asia Properties intends to acquire and develop real estate projects in Southeast Asia. Real estate values are inflation sensitive and fluctuate from time to time, depending on factors such as the general economic conditions in Southeast Asia. Asia Properties believes that the real estate values in Southeast Asia are currently low. Any future inflation in real estate values will affect Asia Properties' planned real estate development operations.

     New  Accounting  Standard

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and will be effective for all fiscal quarters for all fiscal years which began after June 15, 2000. This standard established accounting and reporting standards for derivative financial instruments and for hedging activities. Asia Properties Investments does not currently engage in any activities that would be covered by this standard.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Since its inception in April 1998 Asia Properties and Asia Properties Investments has not purchased or sold any market risk sensitive instruments or entered into any transaction relating to those instruments.

MANAGEMENT OF ASIA PROPERTIES INVESTMENTS

     The executive officers and directors of Asia Properties Investments also serve in identical positions as the executive officers and directors of Asia Properties. "Asia Properties Investments - Management of Asia Properties Investments" on page 27 for a table, which sets forth the name, age and position of each of the executive officers and directors of Asia Properties Investments, as a well as a description of their business experience.

COMPENSATION OF ASIA PROPERTIES INVESTMENTS OFFICERS AND DIRECTORS

     Asia Properties Investments and its predecessor, Asia Properties did not directly pay any monetary compensation to any of its directors and officers during 1999 and 2000. However, Asia Properties did pay consulting fees to consulting companies owned by some of its officers and directors and issued Asia Properties common stock to some of its officers and directors during 1999 and 2000. See "Interest of Management In Asia Properties Transactions."

     Asia Properties Investments agreed to pay David W. Diehl U.S. $15,000 per year beginning November 15, 2000 and all of his out-of-pocket expenses to attend four board of director meetings scheduled during 2000. Asia Properties also agreed to pay David Roberts U.S.$ 15,000 per year beginning in February 2000 and all of his out-of-pocket expenses to attend board of director meetings during 2000. However, these Directors payments were terminated as of December 31, 2000.

INTEREST OF MANAGEMENT IN ASIA PROPERTIES TRANSACTIONS

     Asia Properties Investments, using its predecessor name, Asia Properties has engaged in transactions with its current and former officers and directors in which they were interested during the period from April 6, 1998 through the date of this prospectus. Other than with respect to the reincorporation agreement, Asia Properties Investments has not engaged in any transactions in which any of its officers or directors had an interest.

     On July 17, 1998, Asia Properties issued 3,000,000 shares of its common stock to each of Daniel S. McKinney, Simon J. Landy and Nicholas St. Johnston in exchange for the right to establish the Bangkok Real Estate Fund and for a $3,000 note payable by Messrs. McKinney, Landy and St. Johnston. The U.S. $3,000 note was subsequently paid. Mr. Landy is a former director of Asia Properties, Inc. who resigned from that position on January 1, 1999.

     Before that transaction Messrs. McKinney, Landy and St. Johnston collectively owned the right to establish the Bangkok Real Estate Fund. Prior to the establishment of the Bangkok Real Estate Fund and Asia Properties, Messrs. McKinney and St. Johnston paid all expenses and fees related to the formation of both entities. These expenses included airfare, hotels, long distance telephone charges, and consulting and legal fees. The total amount of these costs was U.S. $30,000. Asia Properties engaged Coldway Ltd, and Milliard Ltd, under consulting contracts for work carried out by Messrs. McKinney and St. Johnston.

     There are two (2) executives, who handle Asia Properties Investments daily operational activities.

     1) Mr. D. McKinney, Chairman & CEO, performs all functions of the office of president of Asia Properties, including a heavy travel schedule around Asia and North America, promoting Asia Properties business, and discussing and negotiating arrangements for additional financing for Asia Properties.

     2) Mr. N. St. Johnston, as chief executive officer of Asia Properties, performs similar functions, including traveling in Asia and north America, inspecting potential properties, identifying and analyzing potential acquisitions and other activities in an effort to raise additional capital for Asia Properties. Messrs. McKinney and St. Johnston received 1,000,000 shares each of Asia Properties for assigning the right to establish the Bangkok Real Estate Fund. Please refer to page 27 and 28, under the Management of Asia Properties Investments for details.

     Transactions  with  Current  Directors  and  Officers

     Daniel  S.  McKinney

     On June 12, 1998, Asia Properties issued 600,000 shares of common stock Lim Gaik-Im, Mr. McKinney's spouse, and 700,000 shares of common stock to Crestview Associates, Ltd. for Mr. McKinney's efforts in organizing Asia Properties, expenses paid on behalf of Asia Properties and cash in total amount of $10,200.

     Crestview Associates is controlled by Mr. McKinney.

     On July 17, 1998, Asia Properties issued 1,000,000 shares of common stock to Mr. McKinney in exchange for his interests in the rights to establish the Bangkok Real Estate Fund and for a $1,000 note payable by Mr. McKinney. The $1,000 note was subsequently paid.

     On August 25, 1998, Asia Properties entered into a one-year consulting contract with Coldway Limited under which Coldway was paid $5,000 per month commencing September 1, 1998 for providing management consulting services to Asia Properties. Mr. McKinney is a director of Coldway. Asia Properties paid Coldway U.S. $20,000 under that contract during 1998 and U.S. $40,000 during 1999.

     In July 2000, Asia Properties entered into a loan agreement with Mr. McKinney under which Asia Properties borrowed $10,000 from Mr. McKinney for working capital purposes. Interest on the loan is payable at the rate of 8% per annum. The loan is repayable upon written demand by Mr. McKinney. As Asia Properties is unable to repay the loan in cash, Asia Properties has issued 92,580 shares of common stock to Mr. McKinney to repay all outstanding amounts under the loan on December 29,2000.

     In July 2000, Asia Properties entered into a loan agreement with Coldway under which Asia Properties borrowed $97,000 from Coldway for working capital purposes. Interest on the loan is payable at the rate of 8% per annum. The loan is repayable upon written demand by Coldway. As Asia Properties is unable to repay the loan in cash, Asia Properties has issued 139,000 shares of common stock to Coldway to repay all outstanding amounts under the loan.

     Nicholas  St.  Johnston

     On June 12, 1998, Asia Properties issued 500,000 shares of common stock to Milliard Limited, an entity controlled by Mr. St. Johnston, for consulting services provided by Mr. St. Johnston to Asia Properties and for expenses paid by Mr. St. Johnston on behalf of Asia Properties.

     On July 17, 1998, Asia Properties issued 1,000,000 shares of its common stock to Mr. St. Johnston in exchange for his interests in the rights to establish the Bangkok Real Estate Fund and for a $1,000 note payable by Mr. St. Johnston. The $1,000 note was subsequently paid.

     Asia Properties entered into a one year consulting contract with Milliard Limited on August 25, 1998, under which Milliard Limited was paid $5,000 per month commencing on September 1, 1998 for providing management consulting services to Asia Properties. Mr. St. Johnston owns all of the outstanding interests of Milliard Limited. Asia Properties paid Milliard Limited U.S. $20,000 under that contract during 1998 and U.S. $40,000 in 1999.

     In July 2000, Asia Properties entered into a loan agreement with Nicholas St. Johnston under which Asia Properties borrowed $25,766.90 from Mr. St. Johnston for working capital purposes. Interest on the loan is payable at the rate of 8% per annum. The loan is repayable upon written demand by Mr. St. Johnston. As Asia Properties is unable to repay the loan in cash, Asia Properties has issued 40,768 shares of common stock to Mr. St. Johnston to repay all outstanding amounts under the loan on December 29, 2000.

     In July 2000, Asia Properties entered into a loan agreement with Milliard under which Asia Properties borrowed $97,000 from Milliard for working capital purposes. Interest on the loan is payable at the rate of 8% per annum. The loan is repayable upon written demand by Milliard. As Asia Properties is unable to repay the loan in cash, Asia Properties has issued 139,000 shares of common stock to Milliard to repay all outstanding amounts under the loan.

(SEC comment #26)

Asia Properties Investments and Asia Properties currently occupy office space at 86/14 Sukhumvit 31, Bangkok, Thailand. BDNSJ Limited, an entity Nicholas St. Johnston owns with his wife, allows Asia Properties and Asia Properties Investments to occupy this space rent-free. The Bangkok office space is about 250 square foot is a part of Mr. Nicolas St. Johnston's home office. The annual lease value is $ 3,000 per year.

Transactions With Former Directors and Officers

     Gary  L.  Killoran

     On June 12, 1998, Asia Properties issued ten thousand shares of its common stock to Gary L. Killoran, a former director and executive officer of Asia Properties, in exchange for a note receivable in the amount of $100 and services rendered. Mr. Killoran repaid the note receivable on October 9, 1998.

     On October 13, 1998, Asia Properties entered into a consulting agreement with Camden Financial Group, Inc., under which Camden Financial Group provided management consulting services to Asia Properties at a rate of $65 per hour. That agreement terminated on January 31, 1999. Asia Properties had paid Camden Financial Group $1,455 during 1998 and nothing during 1999 under that agreement. Mr. Killoran is an officer of Camden Financial Group, Inc.

     Jay  C.  Lanning

     On June 12, 1998, Asia Properties issued 10,000 shares of its common stock to Jay C. Lanning in exchange for a note receivable in the amount of $100 and services rendered. Mr. Lanning repaid the note receivable on October 9, 1998. Mr. Lanning was formerly the chief financial officer for Asia Properties who resigned from that position on May 25, 1999.

     On October 23, 1998, Asia Properties entered into a consulting agreement with Mr. Lanning under which Mr. Lanning acted as chief financial officer for Asia Properties at an hourly rate of $60. Mr. Lanning received a total of $17,700 from Asia Properties as compensation through May 25, 1999.

     Simon  J.  Landy

     On June 12, 1998, Asia Properties issued 500,000 shares of its common stock to Mr. Landy for consulting services provided by Mr. Landy to Asia Properties.

     On July 17, 1998, Asia Properties issued 1,000,000 shares of its common stock to Mr. Landy in exchange for his interests in the rights to establish the Bangkok Real Estate Fund and for a $1,000 note payable by Mr. Landy. The $1,000 note was subsequently paid.

     On November 24, 1998, Asia Properties entered into an agreement with Mr. Landy under which:

    - Mr. Landy and his wife surrendered to Asia Properties 1,400,000 shares of Asia Properties common stock previously held by them,

    - Asia Properties paid Mr. Landy $60,000 for his services to Asia Properties, and

    - Mr. Landy agreed to resign from the Asia Properties board of directors effective as of January 1, 1999.

STOCK OWNERSHIP BY ASIA PROPERTIES MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table shows the beneficial ownership of Asia Properties common stock as of July 16, 2000. Those persons will own an equal number of our capital shares immediately after the reincorporation:


The table shows:

    - each person known to us who owns beneficially more than five percent of the outstanding common stock of Asia Properties based on 6,492,782 shares being outstanding as of December 31, 2000, and

    - the total amount of common stock of Asia Properties owned by its directors and executive officers as a group.



                                     ACTUAL         ACTUAL
                                     AMOUNT       PERCENT OF
IDENTITY OF PERSON OR GROUP          OWNED          CLASS
----------------------------------  ------------  -----------

Daniel S. McKinney                  2,581,580(1)      39.7%
13976 Marine Drive
White Rock, BC V4B1A5
Canada

Nicholas St. Johnston               1,679,768(2)      25.6%
86/14 Sukhumvit 31
Bangkok 10110, Thailand

David W. Diehl                         15,000          (3)
65 Duke Street
London W1M 6AJ

David Roberts                          15,000          (3)
5B Kennedy Heights
10 Kennedy Row
Hong Kong

Officers and Directors as a Group   4,291,348         66.0%
(Four persons)

Lim Gaik-Im                         2,324,263(1)      36.0%
P.O. Box 98842, TST
Hong Kong

                                       39

Crestview Associates Limited  (4)     700,000(1)      11.0%
908 Universal Commercial Bldg.
69 Peking Road, TST
Hong Kong

     Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.

(1) The 2,581,580 common shares shown as being beneficially owned by Daniel S. McKinney include:

    -     1,1421,580 shares held in his name,

    -     700,000 shares held by Crestview Associates Limited,

    -     139,000 shares held by Coldway Limited, and

    -     600,000 shares held by Lim Gaik-Im, Mr. McKinney's spouse





Mr. McKinney and Ms. Gaik-Im own all of the outstanding ownership interests of Crestview Associates. Mr. McKinney is a director of Coldway. The shares shown as being beneficially owned by Ms. Gaik-Im include the same shares shown as being beneficially owned by Mr. McKinney. Ms. Gaik-Im is a citizen of Malaysia and not a resident of the U.S. The shares of which Ms. Gaik-Im is the record holder have therefore been treated as being held of record by a non-U.S. resident.

(2) The 1,679,768 common shares shown as being beneficially owned by Nicholas St. Johnston include:

    -     1,040,768 shares held in his name,

    -     639,000 shares held by Milliard Limited, and

(3) Less than one percent.

(4) Daniel S. McKinney and Lim Gaik-Im control Crestview Associates and exercise
    voting  and  dispositive   powers  over  shares  held  of  record  by
    Crestview Associates.

(The whole section of "Northbridge Communities" has been deleted)
(SEC comment #5, #10,  #28,  #29,  #30,  #31, #32, #33, #34, #35, #36, #37, #38,
#39, #43)

     Going  concern

     Despite  the  continuing   operational   losses,  the  management  of  Asia
Properties Investments believes that its operations are sustainable with potential profits in the future. As the economy is recovering in Southeast Asia, Asia Properties Investments expects the value of real estate to appreciate steadily. It should be noted that the continuing operations of the company is solely depend on additional capital contributions by its existing shareholders, new investments from the investing community, and the speed of the economic recovery as well as continuing political stability of the Southeast Asian countries.

     Asia Properties Investments has not generated any revenue, since its inception, the ability to get funding to continue its operation is uncertain. The accountant of Asia Properties Investments has expressed a going concern opinion on its financial condition.

                       WHERE YOU CAN FIND MORE INFORMATION

     Asia Properties Investments has filed a registration statement on Form F-4 to register with the SEC the Asia Properties Investments capital shares to be issued in the reincorporation. This prospectus is part of that registration statement. Some information in the registration statement has been omitted from this prospectus in accordance with SEC rules.

     Asia Properties Investments is not yet required to file annual, quarterly and special reports, proxy statements and other information with the SEC. When the SEC declares this registration statement effective, Asia Properties Investments will become subject to the informational requirements of the Securities Exchange Act of 1934 as they apply to a foreign private issuer. Under those requirements we will be required to file reports and other information with the SEC.

     You may read and copy materials that Asia Properties Investments has filed with the SEC, including the registration statement, at the SEC public reference room in Washington D.C., New York, New York and Chicago, Illinois.

     You can call the SEC at 1-800-732-0330 for further information about the public reference room.

     Electronic versions of documents filed with the SEC may be accessed through the SEC's Internet site at http://www.sec.gov.

     Asia   Properties  and  Asia   Properties   Investments  has  supplied  all
information contained in this document relating to Asia Properties and Asia Properties Investments.

     Additional information about Asia Properties is also available at Asia Properties' Internet site at http://www.asiaprop.com. Web site materials are not a part of this prospectus.

     You should only rely on the information contained in this prospectus. Asia Properties and Asia Properties Investments have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                           REPORTS TO SECURITY HOLDERS

     Asia Properties Investments intends to furnish its shareholders with annual reports containing consolidated financial statements audited and reported upon by its independent certified public accountants, after the end of each fiscal year. Asia Properties Investments may distribute quarterly reports containing unaudited interim financial information. Asia Properties Investments also may furnish shareholders with such other periodic reports as it may determine to be appropriate or as may be required by law.

                                  LEGAL MATTERS

     The British Virgin Islands law firm of O'Neal Webster O'Neal Myers Fletcher & Gordon has passed upon the validity of the capital shares offered by this prospectus and has rendered an opinion on the British Virgin Islands tax consequences of the reincorporation summarized in the section entitled "The Reincorporation -- Tax Consequences of the Reincorporation" on page 24.

     Ballard Spahr Andrews & Ingersoll, LLP has rendered an opinion on the U.S. federal income tax consequences of the reincorporation summarized in the section entitled "The Reincorporation -- Tax Consequences of the Reincorporation" on page 24.
                                    EXPERTS

     The financial statements of Asia Properties for the period from April 6, 1998 (date of inception) to December 31, 2000 included in this prospectus has been audited by Dickson V. Lee, Certified Public Accountants, LLC, and has been included in this prospectus in reliance on the reports of that firm given upon the authority of them as experts in accounting and auditing.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     As in most U.S. jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of that company and, subject to any limitations to the contrary in the Asia Properties Investments memorandum of association, Asia Properties Investments board of directors is entrusted with the power to manage the business and affairs of Asia Properties Investments. In most U.S. jurisdictions, directors of a company owe a fiduciary duty to that company and its shareholders, including a duty of care, under which directors must properly appraise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of that company and refrain from conduct that injures that company or its shareholders or that deprives that company or its shareholders of any profit or advantage. Many U.S. jurisdictions have enacted various statutory provisions, which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of a director to Asia Properties Investments is generally limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of Asia Properties Investments.


     Under the Asia Properties Investments memorandum of association, Asia Properties Investments is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of Asia Properties Investments, provided such person acted honestly and in good faith and with a view to the best interests of Asia Properties Investments and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The memorandum of association also permits Asia Properties Investments to indemnify any director, officer or liquidator of Asia Properties Investments who is successful in any proceeding against expenses and judgments and fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence. There are also provisions in the memorandum of association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands law, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of Asia Properties Investments.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Asia Properties Investments, Asia Properties Investments has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Asia Properties Investments is a British Virgin Islands company. Asia Properties Investments has appointed Daniel S. McKinney as an agent upon whom process may be served in any action brought against it under the securities laws of the U.S. Mr. McKinney is an executive officer and director of Asia Properties Investments, and his address is 114 Magnolia Street, Suite 400-115, Bellingham, Washington 98225. However, it may be difficult for you to enforce outside the U.S. judgments against Asia Properties Investments obtained in the U.S. in any such actions, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, most of our executive officers and directors reside outside the U.S. and substantially all of the assets of those persons and of Asia Properties Investments are or may be located outside of the U.S. As a result, it may be difficult for you to effect service of process within the U.S. upon such persons. There is substantial doubt as to the enforceability against Asia Properties Investments or its assets of judgments of U.S. courts.

     No treaty exists between the British Virgin Islands and the U.S. providing for the reciprocal enforcement of foreign judgments. However, the courts of the British Virgin Islands are generally prepared to accept a foreign judgment as evidence of a debt due. An action may then be commenced in the British Virgin Islands for recovery of this debt. A British Virgin Islands court will only accept a foreign judgment as evidence of a debt due if:

    -     the judgment is for a liquidated amount in a civil matter,

    - the judgment is final and conclusive and has not been stayed or satisfied in full,

    - the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or changes of a like nature,

    - the judgment was not obtained by actual or constructive fraud or duress,

    -     the  foreign  court  has  taken   jurisdiction  on  grounds  that  are
          recognized by the common law rules as to conflict of laws in the British Virgin Islands,

    - the proceedings in which the judgment was obtained were not contrary to natural justice (i.e., the concept of fair adjudication),

    - the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of the British Virgin Islands,

    - the person against whom the judgment is given is subject to the jurisdiction of the British Virgin Islands court, and

    - the judgment is not on a claim for contribution in respect of damages awarded by a judgment, which does not satisfy the foregoing.

Enforcement  of a foreign  judgment  in the British  Virgin  Islands may also be limited or affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

                                  INDEX TO FINANCIAL STATEMENTS

ASIA PROPERTIES, INC.                                                                          Page

Annual financial statements Independent Auditor Report as of December 31, 2000                  F-1

Consolidated Balance Sheet for the years ended December 31, 2000, 1999 and 1998                 F-2

Consolidated Statements of Operations for the years ended December 31, 2000, 1999 and the
     period from April 6, 1998 (date of inception) through December 31, 1998,1999, and 2000     F-3

Consolidated Statements of Changes in Stockholders' Equity for the period from April 6, 1998
     (date of inception) through December 31, 1998, 1999 and the year ended December 31, 2000   F-4

Consolidated Statements of Cash Flows for the year ended December 31, 2000, 1999 and the
period from April 6, 1998 (date of inception) through December 31, 1998, 1999 and 2000          F-5

Notes to Consolidated Financial Statements - December 31, 1998, 1999 and 2000                   F-6

Interim period financial statements Accountants' Review Opinion                                F-12

Unaudited Consolidated Balance Sheets for the first quarters ended March 31, 2000 and 1999     F-13

Unaudited Consolidated Statements of Operations for the quarter ended March 31, 2000 and 1999  F-14

Unaudited Consolidated Statements of Changes in Stockholders' Equity for the first quarter
ended March 31, 2000                                                                           F-15

Unaudited Consolidated Statements of Cash Flows for the first quarter ended March 31, 2000
and 1999                                                                                       F-16

Notes to the consolidated interim financial statements - March 31, 2000                        F-17

(The section relates to Northbridge Communities Limited "F-25 to F-66" has been deleted)

(The section from F-1 to F-7 has been replaced by the "Independent Auditor Report as of December 31, 2000".) (SEC comments #44-#52 - Not applicable, since the NCL section has been replaced by the "Independent Auditor Report as of December 31, 2000".)

                                       F-1
                              INTEGRA INTERNATIONAL
                   affiliate with 48 offices around the world
                                 DICKSON V. LEE
                      CERTIFIED PUBLIC ACCOUNTANTS, L.L.C.
                       Member of the SEC Practice Section
______________________________________________________________________________
Main Address            : 110 Wall Street, Suite 15C, New York, NY 10005 PMB 100
                          Telephone:  (212)701-8587          Fax: (212) 701-8543

China Address           : Suite 2503, United Plaza, Shenzhen, China
                          Telephone :  (755) 271-0062      Fax: (755) 271-0389
______________________________________________________________________________

                           Independent Auditor Report

To The Board of Directors of
Asia Properties Investments, Inc.
(a development stage company)

We have audited the accompanying consolidated balance sheets of Asia Properties, Inc. (a development stage company) as of December 31, 1998, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from April 6, 1998 (inception date) to December 31, 1998, and 2 calendar years ended December 31, 1999 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly assuming that the Company will continue as a going concern, in all material respects of the financial positions of Asia Properties Investments, Inc. as of December 31, 1998, 1999 and 2000, and the results of its operations, changes in stockholder's equity and its cash flows for the periods from April 6, 1998 (inception date) to December 31, 1998 and two calendar years ended December 31, 1999 and 2000 are in conformity with U.S. generally accepted accounting principles.

/S/ DICKSON V. LEE, CERTIFIED PUBLIC ACCOUNTANT, LLC
Dickson V. Lee, Certified Public Accountant, LLC
New York, New York
March 16, 2001

                           Asia Properties, Inc. (F-2)
                          (a development stage company)

                           Consolidated Balance Sheet
                         For The Years Ended December 31

                                                2000       1999       1998*
Assets

Current Assets
   Cash and cash equivalents              $       85 $   33,979 $  423,912
   Accounts Receivable                         7,232          -          -
    Deposits, other advances                       -      7,509      5,778
                                           ---------  ---------  ---------
Total Current Assets                           7,317     41,488    429,690

Fixed Assets
   Machine & others                           20,238     20,238     16,813
   Less: accumulated depreciation             (3,966)    (2,584)      (154)
                                           ---------  ---------  ---------
Fixed Assets (net)                            16,272     17,654     16,659

Other Assets
   Investment in BREF                              -     27,000     27,000
   Other deferred assets                       1,594     12,507          -
                                           ---------  ---------  ---------
Total Assets                               $  25,183  $  98,649  $ 473,349
                                           =========  =========  =========

Liabilities & Stockholders' Equity
Current Liabilities
    Accounts payable                       $ 144,167  $  70,006  $  19,382
    Other payables                                 -      1,083          -
                                           ---------  ---------  ---------
Total Current Liabilities                    144,167     71,089     19,382

Total Liabilities                            144,167     71,089     19,382

Stockholders' Equity
   Common stock,  par $0.001                   6,492      5,922      5,851
   (50,000,000 authorized, 5,850,600
    outstanding)
   Paid in capital                           924,794    870,225    635,749
   Accumulated deficit                    (1,050,270)  (848,587)  (187,633)
                                           ---------  ---------  ---------
Total Stockholders' Equity                  (118,984)    27,560    453,967
                                           ---------  ---------  ---------
Total Liabilities And Stockholders' Equity $  25,183  $  98,649  $ 473,349
                                           =========  =========  =========

* The 1998 balance represents approximately 8 months activities, from the inception on April 6, to December 31, 1998.

The accompanying notes are an integral part of the consolidated financial statements.

                                       F-3
                              Asia Properties, Inc.
                          (a development stage company)

                      Consolidated Statements of Operations
                         For The Years Ended December 31

                                                                          Accumulative
                                                                           amount from
                                                2000       1999       1998*  inception
                                           ---------  ---------  ---------  ----------
Sales                                      $       -  $       -  $       -  $        -

Cost of Sales                                      -          -          -           -
                                           ---------  ---------  ---------  ----------
Gross Profit                                       -          -          -           -
                                           ---------  ---------  ---------  ----------
Selling expenses                                   -          -          -           -

General & administration expenses
(see Note 10)                                201,694    666,550    187,722   1,055,966

Financial expenses                                 -        487        126         613

Other Income/(expense)                            11      6,083        215       6,309
                                           ---------  ---------  ---------  ----------
Loss before income tax                      (201,683)  (660,954)  (187,633  (1,050,270)

Tax (see Note 21)                                  -          -          -           -
                                           ---------  ---------  ---------  ----------
Net Loss                                   $(201,683) $(660,954) $(187,633)$(1,050,270)
                                           ---------  ---------  ---------  ----------
Weighted average number of shares

- basic and diluted                        6,492,782  5,886,017  2,925,300   6,492,782
                                           ---------  ---------  ---------  ----------
Net loss per share

   -Basic                                     ($0.03)    ($0.11)    ($0.06)     ($0.16)

   -Diluted                                   ($0.03)    ($0.11)    ($0.06)     ($0.16)

* The 1998 balance represents approximately 8 months activities, from the inception on April 6, to December 31, 1998.

The accompanying notes are an integral part of the consolidated financial statements

                                       F-4
                              Asia Properties, Inc.
                          (a development stage company)
           Consolidated Statements of Changes in Stockholders' Equity

                         For the Years Ended December 31

                                           Common             Common Additional Paid    Accumulated   Stockholders'
                                        Stock Shares       Stock ($)      in Capital        Deficit         Equity
Balance as of
   April 6, 1998                          $         --  $         --  $           --   $         --   $           --
       Shares issued                         7,250,600         7,251         694,349             --          701,600
       Share repurchased                    (1,400,000)       (1,400)        (58,600)            --          (60,000)
       Net loss                                     --            --              --       (187,633)        (187,633)
                                          ------------  ------------  --------------  -------------   --------------
Balance as of
   December 31, 1998*                        5,850,600         5,851         635,749       (187,633)         453,967
       Shares issued                            70,834            71         234,476             --          234,547
       Net Loss                                     --            --              --       (660,954)        (660,954)
                                          ------------  ------------  --------------  -------------   --------------
Balance as of
   December 31, 1999                         5,921,434         5,922         870,225       (848,587)          27,560
       Shares issued                           571,348           571          54,569             --           55,140
       Net Loss                                     --            --              --       (201,683)        (201,683)
                                          ------------  ------------  --------------  -------------   --------------
Balance as of
   December 31, 2000                         6,492,782       $ 6,492        $924,794    $(1,050,270)       $(118,984)
                                          ============  ============  ==============  =============   ==============

     * The 1998 balance represents approximately 8 months activities, from the inception on April 6, to December 31, 1998. The accompanying notes are an integral part of the consolidated financial statements.

                                       F-5
                              Asia Properties, Inc.
                          (a development stage company)

                      Consolidated Statements of Cash Flows

                         For The Years Ended December 31

                                                                                        Accumulative
                                                                                         amount from
                                                            2000        1999        1998*  Inception
                                                       ---------   ---------   ---------   ---------
Cash Flows from Operating Activities:
    Net Loss                                           ($201,683)  ($660,954)  ($187,633 ($1,050,270)
Adjustments to reconcile net income to cash
provided by operating activities:
   (Increase)/Decrease in deposits,                          276      (1,731)     (5,778)     (7,233)
    prepayments
   and other receivables
   (Increase)/Decrease in deferred assets                 10,913     (12,507)          -      (1,594)
   Increase/(Decrease) in accounts payable                74,161      50,624      19,382     144,167
   Increase/(Decrease) in other payable and               (1,083)      1,083           -           -
    charges
   Depreciation expenses                                   1,382       2,430         154       3,966
                                                       ---------   ---------   ---------   ---------
   Net cash provided by operating activities            (116,034)   (621,055)   (173,875)   (910,964)

Cash Flows from Investing Activities:
    Purchase of property, plant and machinery                  -      (3,425)    (16,813)    (20,238)
    Proceeds from sales of plan and machinery                  -           -           -           -
    Increase in investment                                27,000           -     (27,000)          -
                                                       ---------   ---------   ---------   ---------
   Net cash flows from investing activities               27,000      (3,425)    (43,813)    (20,238)

Cash Flows from Financing Activities:
   Increase in paid-in capital                            55,140     234,547     641,600     931,287
                                                       ---------   ---------   ---------   ---------
Net cash flows from financing activities                  55,140     234,547     641,600     931,287

Net (Decrease)/Increase in cash and cash                 (33,894)   (389,933)    423,912          85
equivalents
Cash and cash equivalents at beginning of the         33,979         423,912           -           -
period (January 1)
                                                       ---------   ---------   ---------   ---------
Cash and cash equivalents at end of the                      $85     $33,979    $423,912         $85
period (December 31)
                                                       =========   =========   =========  ==========

     * The 1998 balance represents approximately 8 months activities, from the inception on April 6, to December 31, 1998. The accompanying notes are an integral part of the consolidated financial statements.

                                       F-6
1)    General

     Asia Properties, Inc. (the "Company") was incorporated in Nevada on April 6, 1998. The Company, with a place of business located at 114 W. Magnolia St, Suite 400-115, Bellingham, WA, 98225-4352, is formed to seek opportunities to invest in Asian real estate projects. (Question #45) The Company has a 83% owned subsidiary - Asia Properties, International (Thailand) Ltd., located at 86/14 Sukhumvit 31, Bangkok 10110, Thailand, which was registered in Thailand on August 2, 1999, to conduct the Company's real estate operations in Thailand. A Representative Office was also established in Bangkok, Thailand on November 17, 1998, to carry out research of the Asian real estate market. The Representative Office was closed, with assets transferred to the office of Asia Properties, International (Thailand) Ltd. in August of 2000.

     On January 22, 1999, the Company's common stocks started to list and trade on the pink sheets of the National Quotation Bureau (Symbol "ASPZ") with inactive trading volume. Stocks are registered with Computer-Share Investor Services Co. ("Computer Share"); located at Lakewood, Colorado 80228, as the stock transfer agent.

     The Company signed a "Share Purchase & Sales Agreement" on February 4, 2000 and intended to acquire Northbridge Communities Limited (NCL), a Thailand company, which owns certain real estate properties in Thailand and Cambodia. The NCL acquisition was terminated in November of 2000. The company acquired rights to establish Bangkok Real Estate Funds (see Note
     3). However, the funds expired in August of 2000. The Company wrote off all value of the Funds as of December 31, 2000.

     The Company devotes most of its activities toward establishing a new business, in which principal operations have not commenced or have not generated an income. In accordance with Statement of Financial Accounting Standards (SFAS) No.7, Accounting and Reporting by Development Stage Enterprises, the company is classified as a development stage company.

2)        Summary of Significant Accounting Policies

          A summary of the Company's significant accounting policies applied in the preparation of the accompanying financial statements follows.

          a) The Calendar Year Ending December, 31

          The Company's calendar year ends on December 31 of the year. This fiscal year policy has been adopted consistently in the past years.

          b) Basis of Consolidation

          The consolidated financial statements include the accounts of the Company, and its Thailand subsidiary and a Representative Office (See
          Note 1, General). All material inter-company balances and transactions, if any, have been eliminated in consolidation.

          c) Use of Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          d) Depreciation

          Fixed assets are depreciated on a straight line basis over estimated useful lives, ranging from three to seven years.

          e) Income Taxes

          Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of fixed assets for financial and income tax reporting. Deferred taxes also are recognized for any operating losses that are available to offset future taxable income and any tax credits that are available to offset future federal and state income taxes.

          Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

          f) Cash and Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

          g) Foreign Currency Translation

          The Company prepares its financial statements using United States dollars as the reporting currency. However, its overseas operation including operation of the Thailand subsidiary is conducted in Thailand currency - Baht (the functional currency). Transactions in Baht are translated into United States dollars (the reporting currency) for consolidation. In accordance with SFAS No. 52, Foreign Currency Translations, foreign currency transactions are translated into United States dollars at the applicable rates of exchange prevailing at the dates of the transactions. Assets and liabilities are denominated at applicable rates prevailing at the balance sheet date. Exchange differences, if any, resulting from the above translation policy are reported in stockholders' equity. Gains or losses arising from exchange foreign currency translations are included in "other comprehensive income" in the statement of operations. (Question #46) Aggregate loss from foreign currency transactions included in the results of operations for the years ended December 31, 2000 was approximately $110.

          Currently, the exchange rate of Baht to United States dollars is relatively stable and the Company's management does not expect any major fluctuation in the currency rate which would affect the comprehensive income result of exchange gains and losses (see Note
          12). There is no comprehensive income arising from foreign currency exchange gains and losses in the Company's statement of operations.

          h) Foreign Corrupt Practices Act

          The Company is subject to the U.S. Foreign Corrupt Practices Act of 1977, which generally prohibits U.S. companies from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with the Company, are not subject to these prohibitions. During the audit, no violation of the Foreign Corrupt Practices Act by the Company was noted.

                                       F-9
3)        BREF Investments

          (Questions #47, #48) In 1998, the Company took assignment of the right to establish the Bangkok Real Estate Fund (BREF) with a value of $30,000 (including its common shares value at $3,000 and $27,000 expenses). The BREF approved by the Securities and Exchange Commission of Thailand (Thai SEC) in July of 1998, expired in July of 1999 due to inability to meet the funding requirement. The Company applied for and received another approval to establish a new fund, Bangkok Real Estate Fund (BREF2), with rights and requirements similar to those of BREF. The BREF approved in July of 1999, was expired in July of 2000, due to lack of required funding. The entire BREF investments were written off as of December 31, 2000.

4)        Stockholders' Equity

          The following summarized the chronological events of equity activities. (Question #49) The shares are issued based on the fair market value of the service or consideration received, in accordance with SFAS No.123.

          On June 12, 1998,  the Company  issued  3,200,000  common  shares at $
          0.001 par value for cash of $3,200, to the three founders of the Company.

          On June 12, 1998, the Company issued 20,000 common shares at $ 0.001 par value at $200, to related parties for services rendered.

          On June 14, 1998, the Company issued 700,000 common shares at $ 0.01 par value for cash of $7,000, to a new shareholder of the company.

          On July 17, 1998,  the Company  issued  3,000,000  common  shares at $
          0.001 par value for cash of $30,000 ($3,000 in cash for the Company, and $27,000 cash deposited in BREF as operational expenses) to the 3 founders of the Company in exchange for the assignment of the right to establish BREF (see Note 3).

          In September 1998, through a Private Placement Offering Memorandum dated June 17, 1998, the Company issued 326,950 common shares at $
          0.001 par value for at a price, before commission and expenses, of $2.00 per share for $653,900 cash.

          During October and November 1998, the Company issued an additional 3,650 common shares at $ 0.001 par value pursuant to the Private Placement Offering Memorandum dated June 17, 1998, at $2.00 per share for $7,300 cash.

          On November 16, 1998, the Company repurchased 1,400,000 shares of its common stock at approximately $ 0.04 per share for $60,000 and restored those shares to the status of authorized and unissued shares. The purchase was made from a founder who elected to pursue other business interests.

          On March 12, 1999, the Company issued 30,000 common shares at $ 0.001 par value to a consultant as a payment for services of $96,000.

          On May 6, 1999,  the Company  issued 500 common  shares at $ 0.001 per
          value  to  an  employee  as  a  performance   award  of  $1,600.   The
          compensation cost is $1,600.

          On June 22, 1999, the Company issued 6,500 common shares at $ 0.001 per value to a consultant as a payment for services of 22,100.

          On July 5, 1999, the Company issued 33,334 common shares at $ 0.001 per value to an employee as a performance award of $114,870.

          On July 5, 1999, the Company issued 500 common shares at $ 0.001 per to an employee as a performance award of $1,600. The compensation cost is $1,600.

          (Question #52) On February 16, 2000, the Company cancelled 30,000 common shares, which were issued to Capital York, for its non-performance. As the reacquisition of 30,000 common shares is completed, the company reversed its consulting expenses of $96,000 which record it on March 12, 1999.

          On April 25, 2000, the Company issued 50,000 common shares at $ 0.001 par value to Hudson Consulting as a payment for 2 months services of $16,000.

          On May 17, 2000, the Company issued 5,000 common shares at $ 0.001 per to David Diehl as a performance award of $8,000. The compensation cost is $8,000.

          On May 17, 2000, the Company issued 5,000 common shares at $ 0.001 per to David Roberts as a performance award of $8,000. The compensation cost is $8,000.

          On July 24, 2000, the Company issued 50,000 common shares at $ 0.001 per to Daniel S. McKinney as reimbursement of expense paid to Hudson Consulting with a fair market value of $10,000.

          On October 20, 2000, the Board issued 90,000 shares to Hudson Consulting for five months of consulting services at a value of $20,000.

          On December 29, 2000,  the Company  issued  411,348 common shares at $
          0.001 par value for Coldway (139,000), Milliard (139,000), Daniel S. McKinney (92,580) and Nicholas St Johnston (40,768) for the canceling of the 4 loans of $229,766.90 provided by the shareholders mentioned above.

5)        Stock Options

          On June 22, 1999, the Company granted a compensation stock options plan for each of its 3 shareholders to purchase 5,000 shares of its common stock, (total 150,000 shares) at a price of $5.00 per share, as an incentive for better performance. The stocksoptions expires on December 31, 2000.

          (Question #51) The method and assumptions used to estimate the values of stocks options per SFAS 123 as follows:

          1) Estimated market value of the stock is to increase to $6 per share in 2000, if the company operates normally with a successfully merger of NCL.

          2) Estimated compensation cost of $1 (i.e. $6 of estimated market value and $5 of stocks option price) is to be amortized over one and half years, which is the duration between the date of grant (June 22, 1999) and the date of expiration (December 31, 2000).

          3) If estimated compensation expense changes due to the market price fluctuation, any change is accounted for in the accounting period in which the price change occurs.

4) When the actual compensation expenses are determined, an adjustment will be made in the period when the actual compensation costs are determined.

5) When and if the stock option is exercised before December 31, 2000, the stocks outstanding will the properly adjusted.

          Three shareholders did not exercise 150,000 shares options as of December 31, 2000. None of the stock option was exercised, accounting for stock-based compensation would not have a material impact to the Company's consolidated net loss.

          The Board of Directors plans to continue to grant stock option awards (as compensatory plans) in the future to reward its management, directors and employees who make exceptional contributions to the Company.

          (Question #50) The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock options. There has been no compensation cost charged against income for the options for 8 months of 1998 and 12 months of 1999 and 2000. Had compensation cost for the Company's stock options been determined based on their fair value at the grant dates consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's consolidated net loss would not have differed materially from the amount reported.

6)        Income Taxes

          For the tax purposes, the Company had a deferred tax asset for the deductible temporary differences relating to net operating loss carry-forward, as of December 31, 2000. Because management was unable to determine if, more likely than not, the Company will realize the deferred tax asset related to the net operating loss carry forwards, a 100% valuation allowance was provided for these deferred tax assets as of December 31, 2000.

          December 31, 2000
          ------------------------------------------------------
          Deferred Tax Asset                           $ 309,762
          Less: Valuation Allowance                     (309,762)
          Net                                          $       -
          ------------------------------------------------------

          At December 31 of 1998, 1999 and 2000, the Company has federal and state net operating loss carry-forwards of approximately $187,633, $660,954 and $150,645 respectively. The Company's net operating loss's benefits for the three years indicated will expire in 2003, 2004 and 2005.

7)        Commitment and Contingencies

          No other material commitments and contingencies were noted as of December 31, 2000.

8)        Inflation

          Significant inflation may have a significant impact on the real estate business. Significant inflation has not occurred in Thailand in recent years. It is management's belief that significant inflation will not occur in the near future (See Note 12).

9)        Related Party Transactions

          Coldway Limited received $20,000 in 1998 and $40,000 in 1999 from the Company for consultancy. Mr. D. McKinney, President & Director of the Company, is also a Director of Coldway Ltd. From February of 1999 to December of 2000, Coldway Ltd. received 139,000 shares of common shares, in lieu of consultancy fees.

          Milliard Limited received $20,000 in 1998 and $40,000 in 1999 from the Company, for consultancy. Mr. N. St Johnston, CEO & Director of the Company is also a Director of Milliard Ltd, and a beneficial owner. In addition, from February of 1999 to December 31, 2000, Millard Ltd. received 139,000 shares of common shares, in lieu of consultancy fees.

          The Camden Financial Group received $1,455 in 1998 from the Company for consultancy services. Mr. G. Killoran, who was a Director of API in 1998, was also a Director of The Camden Financial Group.

          Mr. J. C. Lanning, who was a Director of the Company, received $17,700 for his consultancy services from the Company for the period from October 23, 1998 through May 25, 1999.

          Mr. S. J. Landy, who was a Director of the Company, received $60,000 for his consultancy services from the Company, for the period from October 23, 1998 through May 25, 1999.

          In February 2000, the Company reacquired 30,000 shares of its common stock issued on March 12, 1999, as settlement for cancellation of a service agreement by a non-related party. (See Note 4)

          Mr. D. McKinney, President & Director of API advanced $92,580 to the company's operations as of December 31, 2000. Both the Company and Mr. McKinney agreed to convert the loan to 92,580 shares of API common stock. (See Note 4)

          Mr. N. St Johnston, CEO & Director of API advanced $40,768 to the company's operations as of December 31, 2000. Both the Company and Mr. St Johnston agreed to convert the loan to 40,768 shares of API common stock. (See Note 4)

          All other related party transactions are reviewed and disclosed when material, in accordance with SFAS No. 57, Related Party Disclosures.

10)       Operating Risks

          The Company's planned operations are to be conducted in Thailand and southeast Asia. Accordingly, the business, financial conditions and results of operations may be influenced by the political, economic and legal environment in Thailand, and Southeast Asia. Consequently, the Company's operations are subject to special considerations and risks which are not typically associated with companies in North America.

11)       Retirement Plan

          The Company's employees in Thailand and America are hired on contractual basis, with no retirement provisions. Therefore, the Company has no obligations for pension liabilities. In addition, the Company has not adopted post-retirement or post-employment benefit plans.

12)       Real Estate Prices Fluctuation

          The Company intends to acquire and develop real estate projects in Thailand and Southeast Asia. Real estate values are inflation sensitive, and fluctuate from time to time, depending on the different life cycles of the economies of Southeast Asia. It is management's belief that the real estate values in Southeast Asia are currently low. Increasing values of real estate will impact the company's operations.

13)       Reliance on Key Personnel

          There are two (2) key personnel of the Company. The key personnel, who are Directors, have been with the Company for over one year, and the operation of the Company, in a development stage, is dependent on the services of key management. The possible loss of their services or the inability to attract qualified personnel could have a material adverse effect on the Company.

14)       Impact of Recently Issued Accounting Standards

          SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and is scheduled to become effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. SFAS No. 133 established accounting and reporting standards for derivative financial instruments and for hedging activities. The Company does not currently engage in any activities that would be covered by SFAS No. 133.

15)       Going Concern

          The Company in a development stage, has not been able to generate any operating income or profit and may not be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has been able to raise capital from the investment community. The company's ability to continue its business operations is dependent on the continuing cash inflow from new investors, and/or capital commitment from its existing shareholders. As the Company has traded its shares on an U. S. stock market (see Note 1), management has held discussions with potential investors to raise additional funds and identify potential companies in the real estate industry as merger candidates. The management has indicated that a private investor, the Lester Group, Inc., has the intent to purchase the Company's new shares. The agreement was signed on August 16, 2000. However, the funding has been delayed several times as of December 31, 2000. No funding is received as of December 31, 2000.

16)       Subsequent Events

          On January 29, 2001, the Company authorized Mr. D. McKinney to appoint Glenheaven Corporate Consultants Inc., as a consultant for a period of six months starting February 1, 2001. The consultant is to be compensated by the company common stock of 150,000 shares.

          In February of 2001, the Company granted an option of 20,000 shares at US$ 1.56 per share, to each of the two outside Directors. The option exercisable for a period of three (3) years, expires in January of 2004.

                                 DICKSON V. LEE
                      CERTIFIED PUBLIC ACCOUNTANTS, L.L.C.
--------------------------------------------------------------------------------
Main  Address       :110 Wall Street, Suite 15C, New York, NY 10005 PMB 100
                     Telephone:  (212) 701-8587       Fax:  (212) 701-8543
China  Address      :Suite  2503,  United Plaza, Shenzhen, China
                     Telephone:  (755)  271-0062     Fax:  (755)  271-0389
--------------------------------------------------------------------------------

                           Accountants' Review Opinion
                           ---------------------------

Asia  Properties,  Inc.
(a  development  stage  company)
Stockholders  and  Board  of  Directors

We have made a review of the consolidated balance sheets of Asia Properties, Inc. as of March 31, 2000 and 1999, which is the end of the first quarter of the 2000 and 1999 fiscal years, and the related consolidated statements of operations, consolidated statement of changes in stockholders' equity, and consolidated statement of cash flows for the three-month periods then ended, in accordance with standards established by the American Institute of Certified Public Accountants. These consolidated interim financial statements are the responsibility of the Company management.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with U.S. generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

On the basis of our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with U.S. generally accepted accounting principles.

/s/  DICKSON  V.  LEE,  CERTIFIED  PUBLIC  ACCOUNTANTS,  L.L.C.
Dickson  V.  Lee,  Certified  Public  Accountants,  L.L.C.
New  York,  New  York
July  7,  2000

                                   Unaudited
                              Asia Properties, Inc.
                          (a development stage company)
                      Unaudited Consolidated Balance Sheets
                      -------------------------------------
                      For The First Quarter Ended March 31

                                                               2000        1999
                                                            ----------  ----------
Assets                                                         US$         US$
Current assets
   Cash and cash equivalents                                   40,448     301,824
   Deposit and other advances                                   8,722       7,710
                                                            ----------  ----------
Total current assets                                           49,170     309,534
Fixed Assets
   Machine & others                                            20,238      16,511
   Less: accumulated depreciation                              (3,130)       (950)
                                                            ----------  ----------
Other Assets                                                   17,108      15,561
   Investment in BREF                                          27,000      27,000
                                                            ----------  ----------
Total assets                                                $  93,278   $ 352,095
                                                            ==========  ==========
Liabilities & stockholders' equity

Current liabilities
   Accounts payable                                           120,807           -
   Other payable                                                  857      20,189
                                                            ----------  ----------
Total current liabilities                                     121,664      20,189

Total liabilities                                             121,664      20,189
Stockholders' equity
    Common stock,  par value US $0.001                          5,921       5,881
    Authorized shares - 50,000,000, Issued and outstanding
        shares - 5,921,434
     Paid in capital                                          870,225     731,719
     Accumulated deficit                                     (904,532)   (405,694)
                                                            ----------  ----------
Total stockholders' equity                                    (28,386)    331,906
                                                            ----------  ----------
Total liabilities and stockholders' equity                  $  93,278   $ 352,095
                                                            ==========  ==========

The accompanying notes form an integral part of these unaudited consolidated financial statements.

                                    Unaudited
                              Asia Properties, Inc.
                          (a development stage company)
                 Unaudited Consolidated Statements of Operations
                 -----------------------------------------------
                      For The First Quarter Ended March 31

                                                                   Accumulative
                                                                    amount from
                                              2000        1999      inception *
                                           ----------  ----------  -------------
                                            US $        US $        US $
Income                                            --          --             --
General & administration expenses             55,945     220,978        910,217
                                           ----------  ----------  -------------
Operating loss                               (55,945)   (220,978)      (910,217)
   Financial income/(expense)                      -       1,631           (613)
   Other income/(expenses)                         -       1,286          6,298
                                           ----------  ----------  -------------
Net income/(loss)                            (55,945)   (218,061)      (904,532)
                                           ==========  ==========  =============

Weighted average number of common shares
   - basic and diluted                     5,921,434   5,880,600      5,921,434
Net loss Per Share
   -basic                                     ($0.01)     ($0.04)        ($0.15)
   -diluted                                   ($0.01)     ($0.04)        ($0.15)



* The accumulative amount represents the activities from the inception on April 6, 1998 to March 31, 2000

The accompanying notes form an integral part of these unaudited consolidated financial statements

                                    Unaudited
                              Asia Properties, Inc.
                          (a development stage company)
      Unaudited Consolidated Statements of Changes in Stockholders' Equity
      --------------------------------------------------------------------
                      For The First Quarter Ended March 31

                                   Common
                                    Stock        Common      Paid-up   Accumulated   Stockholders'
                                 -----------                 --------
                                  (Shares)    Stock Amount   Capital     Deficit         Equity
                                 -----------  -------------  --------  ------------  --------------
                                                   US$         US$         US$            US$
Balance as of April 6, 1998               -              -         -             -               -
    Shares issued                 7,250,600          7,251   694,349             -         701,600
    Share repurchased            (1,400,000)        (1,400)  (58,600)            -         (60,000)
    Net loss for the period               -              -         -      (187,633)       (187,633)
                                 -----------  -------------  --------  ------------  --------------

Balance as of December 31, 1998   5,850,600          5,851   635,749      (187,633)        453,967
    Shares issued                    70,834             70   234,476             -         234,546
    Net loss for the year                 -              -         -      (660,954)       (660,954)
                                 -----------  -------------  --------  ------------  --------------

Balance as of December 31, 1999   5,921,434          5,921   870,225      (848,587)         27,559
Net loss for the period                   -              -         -       (55,945)        (55,945)
                                 -----------  -------------  --------  ------------  --------------
Balance as of March 31, 2000      5,921,434          5,921   870,225      (904,532)        (28,386)
                                 ===========  =============  ========  ============  ==============


The accompanying notes form an integral part of these unaudited consolidated financial statements.

                                    Unaudited
                              Asia Properties, Inc.
                          (a development stage company)
                 Unaudited Consolidated Statements of Cash Flows
                 -----------------------------------------------
                      For The First Quarter Ended March 31

                                                                                         Accumulative
                                                                                          amount from
                                                                      2000      1999       inception
                                                                    --------  ---------  -------------
                                                                      US $      US $         US $
Cash Flows from Operating Activities:
  Net loss                                                          (55,945)  (218,061)      (904,532)
Adjustments to reconcile net income to cash provided by operating activities:
  Depreciation expenses                                                 545      1,098          3,129
  Increase in deposits & other advance                               (1,213)    (1,932)        (8,722)
  Decrease in other deferred assets                                  12,507          -              -
  Increase/(Decrease) in accounts payable                            50,801    (19,382)       120,807
  (Decrease)/Increase in other payable                                 (226)    20,189            857
                                                                    --------  ---------  -------------
Net cash provided by operating activities                             6,469   (218,088)      (788,461)

Cash Flows from Investing Activities:
  Purchase of property, plant and machinery                               -          -        (20,238)
  Increase in investment                                                  -          -        (27,000)
                                                                    --------  ---------  -------------
Net cash flows from investing activities                                  -          -        (47,238)

Cash Flows from Financing Activities:
  Issued shares                                                           -     96,000        876,147
                                                                    --------  ---------  -------------
Net cash flows from financing activities                                  -     96,000        876,147
                                                                    --------  ---------  -------------

Net increase/(decrease) in cash and cash equivalent                   6,469   (122,088)        40,448
Cash and cash equivalents at beginning of the period (January 1)     33,979    423,912             --
                                                                    --------  ---------  -------------
Cash and cash equivalents at end of the period (March 31)            40,448    301,824         40,448
                                                                    ========  =========  =============


* The accumulative amount represents the activities from the inception on April 6, 1998 to March 31, 2000.

The accompanying notes form an integral part of these unaudited consolidated financial statements.

Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000

     1)   General
          -------
          Asia Properties, Inc. (the "Company") was incorporated in Nevada on April 6, 1998. The Company, with a place of business located office in Bellingham, Washington State was formed to invest in Asian real estate, primarily through its ownership of the Bangkok Real Estate Fund (See Note 3). A representative office was also established in Bangkok Thailand on November 17, 1998, to carry out research of the Asian real estate market. The Company has a 100% owned subsidiary - Asia Properties, International (Thailand) Ltd., located at 86/14 Sukhumvit 31, Bangkok 10110, Thailand, which was registered in
          Thailand on August 2, 1999, to conduct the Company's operations in Thailand.

          On January 22, 1999, trading of the Company's common stocks commenced in the U. S. Over-the-counter market and the stock was quoted in the pink sheets of the National Quotation Bureau (Symbol "ASPZ") with inactive trading.

          The Company devotes most of its activities toward establishing a new business, in which principal operations have not commenced or have not generated an income. In accordance with Statement of Financial
          Accounting   Standards  (SFAB)  No.7,   Accounting  and  Reporting  by
          Development Stage Enterprises, the company is classified as a development stage company.

          The Company signed a Share Purchase and Sales Agreement on February 4, 2000, to acquire NCL. Under the agreement, the Company is to acquire NCL with the exception of NCL's Vietnam operations, and a subsidiary company; Keltic Ltd, via a share swap, so that NCL is to become a 100% subsidiary of the Company. The Company is to issue to the shareholders of NCL 4.6 million common shares valued at $4.40 per share. The agreement provides that the closing of the purchase and sale of those common shares must occur before August 2, 2000. The principal real estate properties in which NCL holds an interest include gated community developments near Bangkok in Thailand and Phnom Penh in Cambodia. The agreement includes the following principal terms: We must restructure our board of directors upon the closing of the transaction so that our directors will be Daniel S. McKinney, Nicholas St. Johnston, David Diehl, David Roberts and two appointees of Northbridge Communities Limited. We must use our best efforts to raise U.S. $15 million in cash by September 11, 2000. $3.5 million of our capital shares to be held by the following persons after the reincorporation in the amounts indicated below have been transferred into an escrow account: $ Daniel S. McKinney - 800,000 shares; Nicholas St. Johnston - 900,000 shares; Crestview Associates Limited - 700,000 shares; Lim Gaik Im - 600,000 shares; and Milliard Limited - 500,000 shares. In the event the Company is able to raise U.S. $15 million in cash by September 11, 2000, the 3.5 million capital shares in the escrow account will be surrendered back to Mr. McKinney, Mr. St. Johnston, Ms. Gaik Im, Crestview Associates Limited and Milliard Limited. In the event the Company is unable to raise U.S. $15 million by September 11, 2000, 1.75 million capital shares in the escrow account will be transferred to the former shareholders of Northbridge Communities Limited and Mr. McKinney will be required to resign from our Board of Directors. During a period from September 12, 2000 until February 4, 2001 the shareholders who delivered the 3.5 million shares into the escrow account will be entitled to clawback their proportionate interest of 1.75 million of those shares if we raise additional capital. Those shares not clawbacked will be transferred to the former shareholders of Northbridge Communities Limited. The number

Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000 of shares that may be clawbacked will be equal to the product of: the amount of capital raised divided by U.S. $15 million multiplied by
          1.75 million. If we fail to list our capital shares on the American Stock Exchange before November 4, 2000, Mr. McKinney will be required to resign from our Board of Directors. The Company management believes that the merger of the two companies is essential for API's future growth. Therefore Company is working at full speed to raise fund, to list Company in the American Stock Exchange and conclude the merger of the two entities.

          Management is confident that the financial statements include all adjustments necessary in order to make them not misleading.

     2)   Going  Concern
          --------------

          The Company has been able to raise capital from the investment community. However, the Company, in a development stage, has not been able to generate any operating income or profit. The Company has an accumulative loss of $904,532 from its inception on April 6, 1998. As a result of the continuing losses, the Company's stockholder's equity balance is in a negative amount of $28,386. The company's ability to continue its business operations is dependent on the continuing cash inflow from new investors, and/or capital commitment from its existing shareholders. As the company has traded its shares on the U. S. over-the-counter market (see Note 1) management has held discussions with potential stock-brokers and investors to raise additional funds and identify potential companies in the real estate industry as merger candidates. A Share Purchase and Sale Agreement has been signed with Northbridge Communities Limited (NCL), a Thai Company (see Note 1). As of March 31, 2000, the final conclusion of the Agreement has not be reached. The interim financial statements as of March 31, 2000 do not include any adjustments that might result from the outcome of this uncertainty.

     3)   Summary  of  Significant  Accounting  Policies
          ----------------------------------------------

          A summary of the Company's significant accounting policies applied in the preparation of the accompanying financial statements follows.

          a) The Calendar Year Ending December, 31

          The Company's calendar year ends on December 31 of the year. This fiscal year policy has been adopted consistently in the past years.

          b) Basis of Consolidation

          Subsidiaries which the company has no significant influence but has ownership over 20% but below 50% is included in the Company's financial statement using the cost method. Subsidiaries which the Company has ownership over 50% are consolidated with the Company's financial statements as per APB opinion No.18.

          The consolidated financial statements include the accounts of the Company, its Thailand subsidiary and representative office (See Note 1, General). All material inter-company balances and transactions, if any, have been eliminated in consolidation.

          c) Use of Estimates

                                      F-19
Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000

          The preparation of financial statements in conformity with American generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          d) Depreciation

          Fixed assets are depreciated on a straight line basis over estimated useful lives, ranging from three to seven years.

          e) Income Taxes

          Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of fixed assets for financial and income tax reporting. Deferred taxes also are recognized for any operating losses that are available to offset future taxable income and any tax credits that are available to offset future federal and state income taxes.

          Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

          f) Cash and Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

          g)   Foreign Currency Translation

          The Company prepares its financial statements using United States dollars as the reporting currency. However, its overseas operations, including operations of the Thailand subsidiary and the Company's Thailand representative office, are conducted in Thailand currency - Baht (the functional currency). Transactions in Baht are translated into United States dollars (the reporting currency) for consolidation. In accordance with SFAS No. 52, Foreign Currency Translations, the translation of financial statement into United States dollars is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet dates, and for revenue and expense accounts using an average exchange rate during each reporting period. The gain or (loss) resulting from translation are included in the stockholders' equity separately as cumulative translation adjustments. Gains and losses resulting from transaction conducted in a currency other than the functional currency are recorded in current operations.

          Currently, the exchange rate of Baht to United States dollars is stable and the Company's management does not expect any major fluctuation in the currency rate which would affect the comprehensive income result of exchange gains and losses (see Note 14). There is no comprehensive income arising from foreign currency exchange gains and losses in the Company's statement of operations.

          h)   Foreign Corrupt Practices Act

          The Company is subject to the U.S. Foreign Corrupt Practices Act of 1977, which generally prohibits U.S. companies from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies,

                                      F-20
Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000 including some that may compete with the Company, are not subject to these prohibitions. During the audit, no violation of the Foreign Corrupt Practices Act by the Company was noted.

     4)   BREF  Investments
          -----------------

          On July 17, 1998, the Company took assignment of the right to establish the Bangkok Real Estate Fund (BREF from 3 parties who were the founders for the Company. In addition, the Company paid $27,000 to BREF for operational expenses. Total monetary value of the BREF is not material about $30,000 (i.e. $3,000 plus $27,000 paid to cover expenses in the development and registration of BREF) However, the Company management believes that business value created though the initial approval of BREF may exceed the $30,000 cost invested. The registration of the fund was subject to a minimum investment of 500 million Baht (approximately US$ 13.5 million) by the Company and 9 other minority unit holders. This is required since BREF must have at least 10 unit holders under the rules established by the Securities and Exchange Commission of Thailand (Thai SEC).

          The formation of BREF was approved by the Thai SEC on July 16, 1998, subject to the funding as described above. BREF was to be established as a private placement closed-end fund subject to the regulations and requirements established by the Thai SEC.) in exchange for 3,000,000 shares of its common stock valued at $0.01 per share and $30,000


          On July 17, 1999, the Company's right to establish BREF expired due to its requirement to become funded within one year of its formation. In anticipation of this, the Company applied for and received an approval to establish a new fund, Bangkok RE Fund (BREF2), with rights and requirements similar to those of BREF. The formation of BREF2 was approved on July 15, 1999 by the Thai SEC. The registration of BREF2 is also subject to an investment of 500 million Baht (approximately US$ 13.5 million), which must be completed by July 15, 2000.

     5)   Stockholders'  Equity
          ---------------------

          The following shares are issued based on the fair value method:

          On June 12, 1998, the Company issued 3,200,000 common shares at par value $0.001 each for cash of $3,200, to the three founders of the Company for service rendered

          On June 12, 1998, the Company issued 20,000 common shares at per value $0.001 each for cash of $200, to related parties for services rendered.

          On June 14, 1998, the Company issued 700,000 common shares at $ 0.01 per share for cash of $7,000, to a new shareholder of the company.

          On July 17, 1998, the Company issued 3,000,000 common shares at par value $ 0.01 each (equivalent to $30,000) and $3,000 from the founders for the Company to related parties in exchange for the assignment of the right to establish BREF (see Note 4).

          In September 1998, through a Private Placement Offering Memorandum dated June 17, 1998, the Company issued 326,950 common shares at $
          0.001 par value for at a price, before commission and expenses, of $2.00 per share for $653,900 cash.

Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000

          During October and November 1998, the Company issued an additional 3,650 common shares at par value $ 0.001 each pursuant to the Private Placement Offering Memorandum dated June 17, 1998, at a price $2.00 per share for $7,300 cash.

          On November 16, 1998, the Company repurchased 1,400,000 shares of its common stock at approximately $0.04 per share for $60,000 and restored those shares to the status of authorized and unissued shares. The purchase price was made with a founder who elected to pursue other business interests.

          On March 12, 1999, the Company issued 30,000 common shares at par value $0.001 each, at a price $3.2 per share for $96,000 to a consultant as a payment for services.

          On May 6, 1999,  the Company  issued 500 common  shares at per value $
          0.001 each, at a price $3.2 per share for $1,600 to an employee as a performance award.

          On June 22, 1999, the Company issued 6,500 common shares at per value $ 0.001 each, at a price $3.4 per share for $22,100 to a consultant as a payment for services.

          On July 5, 1999, the Company issued 33,334 common shares at per value $ 0.001 each, at a price $3.4 per share for $113,147 to an employee as a performance award.

          On July 5, 1999,  the Company  issued 500 common shares at per value $
          0.001 each, at a price $3.4 per share for $1,700 to an employee as a performance award.

          In March 2000, the Company reacquired 30,000 shares of its common stock issued on March 12, 1999, as settlement for cancellation of a service agreement by a non-related party. (This transaction has been excluded from this interim financial statements.)

     6)   Stock  Options
          --------------

          Using the fair value method, and using the average market price as a reference. On June 22, 1999, the Company granted options to purchase 5,000 shares of its common stock, at a price of $5.00 per share, to each of 3 shareholders as an award. These options expire as follows:
          10,000 shares expired on December 31, 1999, and 5,000 shares expire on June 21, 2000. The Board of Directors plans to continue to grant stock option awards in the future to reward its management, directors and employees who make exceptional contributions to the Company

          The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock options. There has been no compensation cost charged against income for the options for 8 months of 1998, 12 months of 1999 and 3 months of 2000. Had compensation cost for the Company's stock options been determined based on their fair value at the grant dates consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's consolidated net loss would not have differed materially from the amount reported.

Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000

     7)   Income  Taxes
          -------------

          As of March 31, 2000, the Company had a deferred tax asset for the deductible temporary differences relating to net operating loss carry forwards. Because management was unable to determine if, more likely than not, the Company will realize the deferred tax asset related to the net operating loss carry forwards, a 100% valuation allowance was provided for these deferred tax assets as of March 31, 2000.

               March  31,  2000
               -------------------------------------------------
               Deferred  Tax  Asset                  $  291,000
               Less:  Valuation  Allowance             (291,000)
               -------------------------------------------------
               Net                                   $        -
               -------------------------------------------------


          At March 31, 2000, the Company had federal and state net operating loss (NOL) carry forwards of approximately $716,899. These NOL's benefits will expire in 2003.

     8)   Year  2000  Issue
          -----------------

          The Company has implemented a year 2000 (Y2K) program aimed at ensuring that its computer system and software will function properly beyond 1999. As all of its computers were purchased in 1998 and 1999, the equipment is considered to be Year 2000 compliant. Due to the nature of the Company's business, it does not have any other machinery or equipment subject to the Year 2000 issue. The possible Y2K impact may not be significant to the Company.

          Because the Company will continue to upgrade its computer systems and software, it has not allocated additional resources or attributed additional costs to Year 2000 compliance. The Company will continue to assess and test newly purchased machinery and computer-related hardware and software to ensure such items comply with Year 2000.



     9)   Commitment  and  Contingencies
          ------------------------------

          Except the Company may continue its operational loss in the near future unless substantial income is generated (See Note 1). No other material commitments and contingencies were noted as of March 31, 2000.

     10)  Inflation
          ---------

          Significant inflation may have a significant impact on the real estate business. Significant inflation has not occurred in Thailand in recent years. It is management's belief that significant inflation will not occur in the near future (See Note 14).

Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000


     11)  Related  Party  Transactions
          ----------------------------

          The Company has some office facilities which are shared by its subsidiaries. The financial effects of the shared facilities are not material. All other related party transactions are reviewed and disclosed when material, in accordance with SFAS No. 57, Related Party Disclosures.

     12)  Operating  Risks
          ----------------

          The Company's planned operations are to be conducted in Thailand and southeast Asia. Accordingly, the business, financial condition and results of operations may be influenced by the political, economic and legal environment in Thailand, and Southeast Asia. The Company's operations are subject to special considerations and risks not typically associated with companies in North America. In addition, the possible deterioration of any or all of the strategic relationships between the Company and Northbridge Communities Limited may have an adverse effect on the operations of the Company.

     13)  Retirement  Plan
          ----------------

          The Company's employees in Thailand and America are all hired on contractual basis, with no retirement provisions. Therefore, the Company has no obligations for pension liabilities. In addition, the Company has not adopted post-retirement or post-employment benefit plans.

     14)  Real  Estate  Prices  Fluctuation
          ---------------------------------

          The Company intends to acquire and develop real estate projects in Thailand and Southeast Asia. Real estate values are inflation sensitive, and fluctuate from time to time, depending on the different life cycles of the economies of Southeast Asia. It is management's belief that the real estate values in Southeast Asia are currently low. Increasing values of real estate will impact the company's operations.

     15)  Reliance  on  Key  Personnel
          ----------------------------

          Most key personnel have been with the Company for over one year, and the operation of the Company, in a development stage, is dependent on the services of key management. The possible loss of their services or the inability to attract qualified personnel could have a material adverse effect on the Company.

Asia Properties, Inc. (a development stage company)                    Unaudited
Notes to the consolidated interim financial statements - March 31, 2000

     16)  Impact  of  Recently  Issued  Accounting  Standards
          ---------------------------------------------------

          SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and is scheduled to become effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. SFAS No. 133 established accounting and reporting standards for derivative financial instruments and for hedging activities. The Company does not currently engage in any activities that would be covered by SFAS No. 133.



(The section relates to Northbridge Communities Limited "F-25 to F-66" has been deleted) (Relates to SEC comment #53-#70 - Not applicable, since the section has been deleted)

                                                                         ANNEX A

                         NEVADA GENERAL CORPORATION LAW
                        SECTIONS 92A.300 THROUGH 92A.500

                           RIGHTS OF DISSENTING OWNERS

92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

92A.370  RIGHTS  OF  DISSENTING  MEMBER  OF  DOMESTIC  NONPROFIT  CORPORATION.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

               (a) Consummation of a plan of merger to which the domestic corporation is a party:

               (1) If approval by the stockholders is required for the merger by
               NRS  92A.120  to   92A.160,   inclusive,   or  the   articles  of
               incorporation and he is entitled to vote on the merger; or

               (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

                                       A-2

          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

               (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
                    (I) The surviving or acquiring entity; or
                    (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

               (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

     92A.420  PREREQUISITES  TO DEMAND FOR PAYMENT FOR SHARES.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and



                                       A-3

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.


92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

     1. A stockholder to whom a dissenter's notice is sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.


                                       A-4

92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.


     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the Subject Corporation under this subsection may be enforced by the district court:


          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive.

92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the Subject Corporation of his demand in writing within 30 days after the Subject Corporation made or offered payment for his shares.

92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the Subject Corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                                       A-5

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the Subject Corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The Subject Corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are
     entitled  to  the  same   discovery   rights  as  parties  in  other  civil
     proceedings.
                                       A-7

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the Subject Corporation elected to withhold payment pursuant to NRS 92A.470.






92A.500  LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.


     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.


     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.


                                       A-8

                                                                         ANNEX B

DEMAND  NOTICE  TO  ASSERT  DISSENTERS'  RIGHTS


To:  Asia  Properties,  Inc.
     c/o  Computershare  Investor  Services,  Inc.
     12039  West  Alameda  Parkway,  Suite  Z-2
     Lakewood,  Colorado  80228


   With a copy to:

  Dan Mckinney
  114 Magnolia Street,
  Suite 400-115,
  Bellingham, Washington 98225

     Certified  Mail
     Return  Receipt  Requested



     Notice is hereby given that the undersigned is the owner of __________________ shares of common stock of Asia Properties, Inc., a Nevada corporation, and is hereby making a written demand for payment of the fair value of those shares of common stock in connection with the undersigned's dissent to the merger of Asia Properties, Inc. into Asia Properties Investments, Inc., a British Virgin Islands company formed for the purpose of the reincorporation of Asia Properties, Inc. as a British Virgin Islands company.

     This merger was first publicly announced on ________________, 2000. The undersigned hereby certifies that the date on which the undersigned, or the person on whose behalf the undersigned dissents, acquired beneficial ownership of the stock is _________________, __________.

     The undersigned hereby tenders and deposits all certificates for the common stock for purposes of processing the same pursuant to the provisions of Sections 92A.300 through 92A.500 of the Nevada General Corporation Law. To the extent that the common stock is not represented by certificates, the undersigned understands and acknowledges that the transfer of the common stock will be restricted from the date that this notice is received by Asia Properties, Inc.

                                        Very truly yours,

                                        _______________________________________
                                        [Name  of  dissenting  stockholder]

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM  20.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.


     As in most U.S. jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company and, subject to any to the contrary in the Asia Properties Investments memorandum of association, the Asia Properties Investments Board of Directors is entrusted with the power to manage the Asia Properties Investments business and affairs. In most U.S. jurisdictions, directors owe a fiduciary duty to the company and its stockholders, including a duty of care, under which directors must properly appraise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the company and refrain from conduct that injures the company or its stockholders or that deprives the company or its stockholders of any profit or advantage. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of one of an Asia Properties Investments directors to Asia Properties Investments is generally limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to Asia Properties Investments best interests.

     Under the Asia Properties Investments memorandum of association, Asia Properties Investments is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of Asia Properties Investments, provided such person acted honestly and in good faith and with a view to the best interests of Asia Properties Investments and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Asia Properties Investments memorandum of association also permits Asia Properties Investments to indemnify any director, officer or liquidator who is successful in any proceeding against expenses and judgments and fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the above standard of conduct. There also are provisions in the memorandum of association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of Asia Properties Investments.

ITEM  21.  EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

The  following  exhibits  are  furnished as part of this registration statement:

No.     Exhibit  Description
---     --------------------

2.1 Agreement and Plan of Merger between Asia Properties, Inc. and Asia Properties Investments, Inc. dated February 4, 2000.*


                                      II-1

2.2 Amendment to Agreement and Plan of Merger between Asia Properties, Inc. and Asia Properties Investments, Inc. dated as of July 14, 2000.*

3.1 Memorandum of Association of Asia Properties Investments, Inc. as filed with the Registrar of Companies in the British Virgin Islands on December 7, 1999.*

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

3.2 Articles of Association of Asia Properties Investments, Inc. as filed with the Registrar of Companies in the British Virgin Islands on December 7, 1999.*

3.3  Certificate  of   Incorporation   of  Asia   Properties,   Inc.,  a  Nevada
     corporation.*

3.4  Bylaws of Asia Properties, Inc., a Nevada corporation.*

5.1 Opinion of O'Neal Webster O'Neal Myers Fletcher & Gordon regarding the validity of the shares.*

8.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding U.S. federal income tax matters.*

8.2 Opinion of O'Neal Webster O'Neal Myers Fletcher & Gordon regarding British Virgin Islands tax matters (included in Exhibit 5.1 hereto).

10.1 Agreement on Acquisition of Right to Establish Property Fund dated July 18, 1998 between Asia Properties, Inc., Daniel S. McKinney, Simon J. Landy and Nicholas St. Johnston.*

10.2 Consultancy Contract dated August 25, 1998 between Asia Properties, Inc. and Coldway, Ltd.*

10.3 Consultancy Contract dated August 25, 1998 between Asia Properties, Inc. and Milliard Limited.*

10.4 Consulting Agreement dated October 8, 1998 between Asia Properties, Inc. and Camden Financial Group, Inc.*

10.5 Consulting Agreement dated October 8, 1998 between Asia Properties, Inc. and Jay C. Lanning.*

10.6 Agreement dated November 16, 1998 between Asia Properties, Inc. and Simon Landy.

10.7 Memorandum of Understanding between Asia Properties, Inc. and Northbridge Communities Limited dated June 11, 1999.*




                                      II-2

10.8 Share Purchase and Sale Agreement dated February 4, 2000 between Asia Properties Investments, Inc., Asia Properties (Thailand) Limited, Northbridge Communities Limited and the shareholders of Northbridge Communities Limited.*

10.9 Amendment No. 1 dated July __, 2000 to Share Purchase and Sale Agreement dated February 4, 2000 between Asia Properties Investments Inc., Asia Properties (Thailand) Limited, Northbridge Communities Limited and the shareholders of Northbridge Communities Limited.* 10.10 Loan Agreement between Asia Properties, Inc. and Coldway Limited dated July 1, 2000*

10.11Loan Agreement  between Asia  Properties,  Inc. and Milliard  Limited dated
     July 1, 2000.*

10.12Loan Agreement  between Asia Properties,  Inc. and Daniel S. McKinney dated
     July 1, 2000.*

10.13Loan Agreement between Asia Properties, Inc. and Nicholas St. Johnston dated July 1, 2000.*

10.14Contract of Employment and Statement of Particulars of Terms of Employment of Daniel S. McKinney dated September 1, 1999.

10.15Contract of Employment and Statement of Particulars of Terms of Employment of Nicholas St. Johnston dated September 1, 1999.

10.16Letter from  Cambodian  Public Bank Limited  dated June 26, 2000  Regarding
     $1.7 Million Credit Facility for Northbridge Communities Limited

23.1 Consent  of  British  Virgin  Islands  counsel  (included  in  Exhibit  5.1 hereto).*

23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 8.1 hereto).*

23.3 Consent of Dickson V. Lee, Certified Public Accountants, LLC.*

24.1 Power of Attorney (included in signature page hereof).*

99.1 Translation of letter dated July 16, 1998 from the Office of the Securities and Exchange Commission of Thailand.*

99.2 Translation of letter dated July 15, 1999 from the Office of the Securities and Exchange Commission of Thailand.*

99.3 Acknowledgement of Agreement to convert debt to Asian Frontier Holdings, Ltd. into 1,200,000 shares of Asia Properties Investments, dated August 14, 2000.*
____________

*    Filed  herewith.



                                      II-3

ITEM  22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person or the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                      II-4

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bangkok, Thailand, and the City of Bellingham, Washington on September 14, 2000.

                             ASIA  PROPERTIES  INVESTMENTS,  INC.
                             By:  /s/  Daniel  S.  McKinney
                                ------------------------------------------------
                                  Daniel  S.  McKinney,  President
                             By:  /s/  NICHOLAS  ST.  JOHNSTON
                                ------------------------------------------------
                                  Nicholas St. Johnston, Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes, constitutes and appoints Nicholas St. Johnson and Daniel S. McKinney, or either of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his own name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and other amendments thereto) to this registration statement on Form F-4 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as he could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                       Title                        Date
-------------------------  ---------------------------------  ------------------


/s/  Daniel  S.  McKinney   President and Director            September 14, 2000
-------------------------
Daniel S. McKinney

/s/  NICHOLAS ST. JOHNSTON  Chief Executive Officer, Chief    September 14, 2000
-------------------------   Financial Officer, Principal
Nicholas St. Johnston       Accounting and Financial Officer,
                            and Director

        Signature                       Title                        Date
-------------------------  ---------------------------------  ------------------

                           Director                           September __, 2000
-------------------------
David  W.  Diehl


/s/  David Roberts         Director                           September 14, 2000
-------------------------
David Roberts

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